As filed with the Securities and Exchange Commission on August 5, 2014.

Registration No. 000-55108

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

FORM 10-12 G

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF
THE SECURITIES EXCHANGE ACT OF 1934

SMSA BALLINGER ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Nevada	45-3598066
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

2591 Dallas Parkway, Suite 102 Frisco, Texas	75034
(Address of principal executive offices)	(Zip Code)

(469) 633-0100
(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

                    Large accelerated filer  ☐                                                      Accelerated filer ☐
            Non-accelerated filer    ☐                                                      Smaller reporting company  ☒
(Do not check if a smaller reporting company)

Securities registered under Section 12 (b) of the Exchange Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12 (g) of the Exchange Act: Common Stock, $0.001 par value (Title of Class)

ADDITIONAL INFORMATION

Statements contained in this registration statement regarding the contents of any contract or any other document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or other document filed as an exhibit to the registration statement. As a result of this registration statement, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and, consequently, will be required to file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. The registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 100 F Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at l.800.SEC.0330. The SEC maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC’s Website is http://www.sec.gov.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Forward-looking statements are speculative and uncertain and not based on historical facts. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under “Description of Business” and “Management’s Discussion and Analysis and Results of Operations”.  These uncertainties and other factor include, but are not limited to: our ability to obtain additional funds through a private or public offering of our securities and to successfully implement our business plan.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements, and the reader is advised to consult any further disclosures made on related subjects in our future SEC filings.

Table of Contents

ITEM 1. DESCRIPTION OF BUSINESS	4
General	4
Plan of Reorganization	4
Plan of Operations	7
Products	9
Snotarator Distributor Agreement	10
Competition	11
Employees	11
ITEM 1A. RISK FACTORS	11
ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	11
Caution Regarding Forward-Looking Information	11
General	12
Results of Operations	12
Plan of Operations	12
Liquidity and Capital Resources	13
Critical Accounting Policies	14
Effect of Climate Change Legislation	14
ITEM 3. DESCRIPTION OF PROPERTY	14
ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	15
ITEM 6. EXECUTIVE COMPENSATION	16
Executive Officers	16
Executive Compensation	16
Conflicts of Interest	16
Involvement in Certain Material Legal Proceedings During Past Five Years	17
ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	17
Director Independence	17
ITEM 8. LEGAL PROCEEDINGS	17
ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	18
Market Information	18
Transfer Agent	18
Reports to Stockholders	18
Securities Eligible for Future Sale	18
ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES	20
ITEM 11. DESCRIPTION OF SECURITIES TO BE REGISTERED	20
ITEM 12. INDEMNIFICATION OF OFFICERS AND DIRECTORS	21
ITEM 13. FINANCIAL STATEMENT AND SUPPLEMENTARY DATA	21
ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	22
ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS	23

SIGNATURES	24

INDEX OF EXHIBITS	25

ITEM 1. DESCRIPTION OF BUSINESS

General

SMSA Ballinger Acquisition Corp. was organized on October 4, 2011 as a Nevada corporation to effect the reincorporation of Senior Management Services of Heritage Oaks at Ballinger, Inc., a Texas corporation, mandated by the plan of reorganization discussed below.

On August 1, 2013 we entered into a share purchase agreement with Orsolya Peresztegi, also known as Orsolya Peresztegi Halter, pursuant to which she acquired 9.5 million shares of our common stock for $9,500 cash, or $0.001 per share. As a result of this transaction, there was a change in our control with Ms. Peresztegi owning 94.7% of our 10,030,612 outstanding shares of common stock.

We entered into the Snotarator Distributor Agreement on August 1, 2013 which granted us the exclusive right to sell products of Snotarator LLC, a Frisco, Texas based Texas limited liability company.  The distribution rights are limited to countries within South America.  The term of the agreement expires on May 15, 2015 and may be extended for an additional two years with the written consent of both parties to the agreement.  Currently the distributor agreement relates to the Snotarator and Snotaphant Nasal Aspirator products. Snotarator Nasal Aspirator and Snotaphant Nasal Aspirator are registered trademarks owned by Snotarator LLC, the use of which has been granted to us pursuant to the terms of the distributor agreement.

Our current business plan is to market and sell healthcare related consumer products in South America. Under our Snotarator Distributor Agreement we initially intend to market the Snotarator and Snotaphant nasal aspirator products to drugstore and other retail stores which offer consumer healthcare products in Brazil and Chile.  Additionally, we may offer our products directly to consumers through social media sites, internet retailers and by advertising on internet search engine websites.  We will market and sell in South America other consumer products as may from time to time become available to us through our distributor agreement with Snotarator. We also may enter into distributorship and license agreements for additional consumer healthcare products with manufacturers and other healthcare product distributors who are seeking to enter or expand their product distributions in South America.

We are a development stage company and a shell company as defined in Rule 405 under the Securities Act of 1933, or the Securities Act, and Rule 12b-2 under the Securities Exchange Act of 1934, or the Exchange Act.  As a shell company, we have no revenues, no operating assets and have only conducted limited business activities consisting of entering into the Snotarator Distributor Agreement and development of a business plan.   As a result of these and other factors discussed in Note D to our financial statements, our Independent Registered Certified Accounting Firm has issued an opinion on our annual financial statements that there exists substantial doubt about our ability to continue as a going concern.

Our principal office is located at 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034 and our telephone number is (469) 633-0100.

Plan of Reorganization

On January 17, 2007 Senior Management Services of Heritage Oaks at Ballinger, Inc. (our predecessor company) and its affiliated companies (identified below),or collectively, the SMS Debtor Companies, filed a voluntary petition in the United States Bankruptcy Court For the Northern District of Texas for reorganization under Chapter 11 of the United States Bankruptcy Code.  On August 1, 2007 the bankruptcy court entered its confirmation order which confirmed the First Amended, Modified Chapter 11 Plan, or Plan, as presented by the SMS Debtor Companies and their creditors.  The effective date of the Plan was August 10, 2007.  The Plan as confirmed constituted a separate plan for each of the SMS Debtor Companies.

In order to implement the provisions of the Plan upon emergence from the Chapter 11 reorganization, each SMS Debtor Company was authorized to reincorporate in Delaware or Nevada with a new corporate name as designated in the Plan.

The following table sets forth the name of each SMS Debtor Company and its designated corporate name, the SMSA Post Confirmation Companies, after the effective date of the Plan:

SMS Debtor Companies	SMSA Post Confirmation Companies
Senior Management Services (“SMS”) of America, Inc.	SMSA I Acquisition Corp.
SMS of America, III, Inc.	SMSA III Acquisition Corp.
SMS of America IV, Inc.	SMSA IV Acquisition Corp.
SMS of El Paso Sunset, Inc.	SMSA El Paso I Acquisition Corp.
SMS of El Paso Coronado, Inc.	SMSA El Paso II Acquisition Corp.
SMS of Palestine, Inc.	SMSA Palestine Acquisition Corp.
SMS of Tyler, Inc.	SMSA Tyler Acquisition Corp.
SMS of Gainesville, Inc.	SMSA Gainesville Acquisition Corp.
SMS of Crane, Inc.	SMSA Crane Acquisition Corp.
SMS of Kerrville, Inc.	SMSA Kerrville Acquisition Corp.
SMS of Shreveport, Inc.	SMSA Shreveport Acquisition Corp.
Cora Properties of Crane, LP	Cora Crane Acquisition Corp.
Cora Properties of Kerrville, LP	Cora Kerrville Acquisition Corp.
SMS of America II, Inc.	SMSA II Acquisition Corp.
SMS of America North Texas, Inc.	SMSA North America Acquisition Corp.
SMS of America Houston, Inc.	SMSA Houston Acquisition Corp.
SMS of Estates at Fort Worth, Inc.	SMSA Ft. Worth Acquisition Corp.
SMS of Katy, Inc.	SMSA Katy Acquisition Corp.
SMS of Humble, Inc.	SMSA Humble Acquisition Corp.
SMS of Treemont, Inc.	SMSA Treemont Acquisition Corp.
SMS of Doctors at Dallas, Inc.	SMSA Dallas Acquisition Corp.
SMS of Normandy at San Antonio, Inc.	SMSA San Antonio Acquisition Corp.
SMS of Heritage Oaks at Ballinger, Inc.	SMSA Ballinger Acquisition Corp.

On October 4, 2011 our predecessor company, Senior Management Services of Heritage Oaks at Ballinger, Inc., a Texas corporation, was reincorporated in the state of Nevada as SMSA Ballinger Acquisition Corp.

During the three years prior to filing the reorganization petition, SMS Debtor Companies operated a chain of skilled nursing homes in Texas, which prior to the bankruptcy proceedings consisted of 14 nursing facilities, ranging in size from approximately 114 beds to 325 beds.  In the aggregate, SMS Debtor Companies provided care to approximately 1,600 resident patients and employed over 1,400 employees.  A significant portion of the SMS Debtor Companies cash flow was provided by patients covered by Medicare and Medicaid.  The SMS Debtor Companies facilities provided round-the-clock care for the health, well-being, safety and medical needs of its patients. The administrative and operational oversight of the nursing facilities was provided by an affiliated management company located in Arlington, Texas.

In 2005 SMS Debtor Companies obtained a secured credit facility from a financial institution.  The credit facility eventually was comprised of an $8.3 million term loan and a revolving loan of up to $15 million which was utilized for working capital and to finance the purchase of the real property on which two of its nursing care facilities operated.  By late 2006, SMS Debtor Companies were in an “over advance” position, whereby the amount of funds extended by the lender exceeded the amount of collateral eligible to be borrowed under the credit facility.  Beginning in September 2006, SMS Debtor Companies entered into the first of a series of forbearance agreements whereby the lender agreed to forebear from declaring the financing in default provided SMS Debtor Companies obtained a commitment from a new lender to refinance and restructure the credit facility.  SMS Debtor Companies were unsuccessful in obtaining a commitment from a new lender and on January 5, 2007, the lender declared SMS Debtor Companies in default and commenced foreclosure and collection proceedings.  On January 9, 2007 the lender agreed to provide an additional $1.7 million to fund payroll and permit a controlled transaction to bankruptcy.  Subsequently, on January 17, 2007 the SMS Debtor Companies, consisting of 23 entities, filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code.

During the administration of the SMS Debtor Companies bankruptcy reorganization proceedings, it became apparent that there would not be any available funds to pay the claims of the unsecured creditors.  Halter Financial Group, Inc., or HFG, a Dallas, Texas consulting firm, specializing in the area of mergers, acquisition and corporate finance, was contacted by a legal representative of the SMS Debtor Companies to determine whether HFG would participate with the SMS Debtor Companies and their creditors in formulating the structure of the Plan to provide an opportunity for the unsecured SMS Debtor Companies’ creditors to receive payment for all or a portion of their claims.  HFG had no affiliation or involvement with any of the SMS Debtor Companies prior to the bankruptcy action.

HFG had previously participated with other companies and their creditors in structuring reorganization plans under Chapter 11 of the Bankruptcy Code which provided, in part, for a debtor with significant unsecured creditors to emerge out of bankruptcy, with the creditors exchanging their claims for equity in the reorganized company.  The reorganized company would then seek a merger or business combination with an operating business, which would provide the shareholders with the opportunity to recover all or a portion of their previous claims through appreciation of the stock value after a business combination with a private operating company.  HFG agreed to assist the SMS Debtor Companies and their creditors in structuring the Plan with provisions similar to the other reorganization plans in which HFG had previously participated.  As part of the Plan, HFG provided approximately $115,000 to be used to pay professional fees associated with the Plan confirmation process.

As previously discussed, in order to implement the provisions of the Plan upon emergence from the Chapter 11 reorganization, each SMS Debtor Company was authorized to reincorporate in Delaware or Nevada with a new corporate name, collectively the SMSA Post Confirmation Companies.  HFG was granted an option that provided for the issuance of equity securities in each of the SMSA Post Confirmation Companies in satisfaction of HFG’s administrative claims for approximately $115,000. The option to acquire equity securities in the SMSA Post Confirmation Companies in lieu of repayment of the HFG administrative claims was exercised by HFG on July 26, 2007.  Subsequently on August 1, 2007 the bankruptcy court entered its confirmation order which was effective on August 10, 2007.

The Plan provided that HFG would receive approximately 80% of the common stock in each SMSA Post Confirmation Company and that the unsecured creditors would receive the remaining 20% of the common stock in exchange for their claims.  Each creditor would receive its pro rata share of the common stock based on the percentage of its claim to the total amount of the outstanding unsecured claims for each SMS Debtor Company in which the creditor held a claim.  Pursuant to the Plan, other than HFG receiving 80% of the common stock in each SMSA Post Confirmation Company, neither HFG nor any of its affiliates received any additional cash compensation from or equity securities in any of the SMSA Post Confirmation Companies.

As provided in the Plan, approximately 80% of our outstanding common stock, or 400,000 shares, was issued to HFG in satisfaction of HFG’s administrative claims against us. The remaining 20% of our outstanding common stock, or 130,612 shares, was issued to 566 holders of unsecured debt.  The 530,612 shares, or Plan Shares, were issued pursuant to Section 1145 of the Bankruptcy Code. As further consideration for the issuance of the 400,000 Plan Shares to HFG, the Plan required HFG to assist us in identifying a potential business transaction candidate.  From October 4, 2011 to August 1, 2013, HFG paid our operating expenses and provided us, at no cost, with consulting services, including assisting us with formulating the structure of the transactions with Snotarator and Orsolya Peresztegi. Additionally, HFG paid our legal and accounting expenses related to our compliance with the terms of the Plan. Effective October 4, 2011, as allowed by the Plan, HFG transferred its Plan Shares to Halter Financial Investments L.P., or HFI, a Texas limited partnership controlled by Timothy P. Halter.

Timothy P. Halter served as our president and sole director from October 4, 2011 until the August 1, 2013 transactions with Snotarator LLC and Orsolya Peresztegi, also known as Orsolya Peresztegi Halter.  Orsolya P. Peresztegi is married to Kevin Halter, Jr., who is the brother of Timothy P. Halter.  Orsolya Peresztegi and Kevin Halter are the owners of Snotarator LLC.  Neither Kevin Halter, Jr., Orsolya Peresztegi nor Snotarator LLC are affiliated with HFG or HFI.

Pursuant to the Plan, if we had not consummated a business transaction prior to August 10, 2013, the Plan Shares would be deemed void and cancelled.  Accordingly, the injunction provisions of the confirmation order, as they pertain to us, would be deemed dissolved and no discharge for us in the bankruptcy action would be effective, all without further order of the bankruptcy court.  If we timely consummated a merger or acquisition transaction with a viable business enterprise, we were required to file a Certificate of Compliance with Reverse Acquisition Requirements, or the Certificate of Compliance, with the bankruptcy court which was required to state that the requirements of the Plan had been met.  Thereafter, the post discharge injunction provisions set forth in the Plan and our discharge in bankruptcy would be effective.

We believe the entry into the distributor agreement with Snotarator LLC, an operating entity, on August 1, 2013 and the stock purchase agreement with Orsolya Peresztegi complied with the provisions of the Plan which required us to complete a reverse merger or reverse acquisition with a viable operating enterprise prior to August 10, 2013.  As stated in the Plan, the terms “reverse merger” or “reverse acquisition” are intended to permit any kind of business combination, including a stock exchange, which would benefit the shareholders of a SMSA Post Confirmation Company by allowing them to own an interest in a viable, operating business enterprise.  The Plan further provides that each SMSA Post Confirmation Company shall complete a reverse merger or acquisition by its applicable post confirmation plan date (in our case by August 10, 2013) if an opportunity to do so exists that is acceptable to such SMSA Post Confirmation Company in its reasonable business judgment.  Mr. Timothy P. Halter as our sole officer and director at the time of our entering into the distributor and stock purchase agreements deemed it in our and our shareholders best interest to enter into the distribution agreement with Snotarator LLC, to allow the unsecured creditors who received our Plan Shares an opportunity to recover all or a portion of their Chapter 11 claims. We believe that as a result of obtaining the distributor agreement and the acquisition by Orsolya Peresztegi of 9.5 million shares of our common stock, resulting in a change of our control, we have complied with the terms of the Plan and have provided our shareholders with an ownership interest in a company that has products to market and distribute in South America under our proposed business plan.  Even though we have completed a business transaction with Snotarator LLC and there has been a change in our control, there is no assurance that our shareholders will recover all or any portion of their previous claims in our predecessor company, Senior Management Services of Heritage at Ballinger, Inc.

The SMS Debtor Companies bankruptcy case is closed as a final decree has been entered.  The confirmation order of the Plan was effective on August 10, 2007.  No appeal was filed.  We were subject to the jurisdiction of the bankruptcy court until we consummated the business transaction with Snotarator LLC and issued 9.5 million of our shares of common stock to Orsolya Peresztegi on August 1, 2013.  Accordingly, we have filed a Certificate of Compliance with the bankruptcy court which stated that the requirements of the Plan had been met, resulting, as provided in the Plan, in our discharge to be deemed granted and that the confirmation order as applicable to us was effective.

We disclosed in the Certificate of Compliance which we filed with the bankruptcy court on August 5, 2013 the basic terms of the distributor and stock purchase agreements we entered into on August 1, 2013. Further we certified to the bankruptcy court in the Certificate of Compliance that the entry into the distributor agreement meets the requirements of the Plan.  Under the provisions of the Plan, other than our requirement to file the Certificate of Compliance with the court, no further action was required by us or the bankruptcy court.

Although we believe it is unlikely, there is the possibility that  a complaint could be filed with a court of competent jurisdiction, including the bankruptcy court, by any person, including one of our current shareholders who accepted Plan Shares in exchange for their unsecured claims in the Chapter 11 bankruptcy proceedings, alleging that our transactions with Snotarator LLC and Orsolya Peresztegi did not meet the  requirements of completing a reverse merger or acquisition transaction prior to our August 10, 2013 plan consummation date.  If  a court subsequently  finds that the transactions we relied upon to file the Certificate of Completion did not meet the requirements of the Plan, the court could set aside and void our Certificate of Compliance,  resulting in our not having timely filed a Certificate of Compliance by our plan consummation date.  As a result thereof, our current shareholders who hold Plan Shares would revert to unsecured creditors of our predecessor, SMS of Heritage Oaks at Ballinger, Inc., and the 530,612 Plan Shares issued to our current shareholders would be deemed void and cancelled.  Further the discharge injunction issued in the bankruptcy proceeding would not be effective to us, subjecting us to the unsecured creditor claims which existed against our predecessor company in 2007.  In such event we believe that it is very likely that enforcement of most, if not all, such unsecured claims against us would be barred by applicable state statute of limitation laws.  Additionally such a decision by a court, not only will negatively impact our current shareholders, who own Plan Shares, but would most likely have a negative impact on our future ability to raise capital from investors and could impair our ability to implement and successfully complete our proposed plan of operations.

Plan of Operations

Our current business plan is to market and sell healthcare related consumer products in South America.  We initially intend to market under our distributor agreement with Snotarator LLC the Snotarator nasal aspirator products to drugstore and other retail stores which offer consumer healthcare products in Brazil and Chile.  Additionally, we may offer our products directly to consumers through social media sites, internet retailers and by advertising on internet search engine websites.  We will market and sell other consumer healthcare products as may from time to time become available to us through our distributor agreement with Snotarator and under agreements with other healthcare product manufacturers.

Since we have no experience in selling or marketing healthcare related consumer products in South America, on April 15, 2014 we engaged HFG Consulting, LLC, a Dallas based business consulting firm, who has agreed, for no consideration, to assist us with our initial marketing efforts in South America.  HFG Consulting is an affiliate of HFG and HFI, who owns 400,000 shares of our common stock.  Timothy P. Halter, our former officer and director, is a principal of these firms.

Specifically, HFG Consulting has developed relationships with accounting, legal and consulting firms in Sao Paulo, Brazil and Santiago, Chile.  We have determined that our initial marketing strategy will be to ascertain through the South American business contacts of HFG Consulting whether or not our products and their price structure would be acceptable by consumers in Brazil and Chile.  Additionally it is anticipated that such firms will introduce us and our products to slotting agents, product distribution firms and representatives of drugstores and other retail stores.  We expect to initiate our marketing research efforts by the end of the third quarter this year.  We believe it will take approximately six months for us to determine whether our products have marketing viability and to obtain indications of interest from sales organizations and retail outlets in Brazil and Chile.

Assuming we receive affirmative responses from our initial marketing research efforts,  we intend to seek the engagement of the services of slotting agents, product distribution firms and independent commissioned sales personnel to assist us with the promotion, marketing and commercialization of our products in Brazil and Chile.  We also will seek to enter into distributorship and license agreements for additional consumer healthcare products with manufacturers and other healthcare product distributors seeking to enter the Brazil and Chile markets or desiring to expand their products distribution in South America.

We do not have any current arrangements, understandings or agreements with any sales companies, or sales personnel to sell or distribute our products nor do we have any arrangements, understandings or agreements with any person or entity relating to the manufacture, marketing or distribution of any products, including our Snotarator nasal aspirator products

We believe we will need up to $50,000 during the next 12 months to provide us with sufficient working capital to support and preserve the integrity of our corporate entity, including the payment of legal and accounting expenses necessary to prepare and file required reports with the SEC, and to fund our initial marketing research efforts in Brazil and Chile.  Since we have no revenues, nominal cash, no operating assets and have only conducted limited recent business activities, we are dependent upon obtaining additional funds from Orsolya Peresztegi, our sole officer, director and major stockholder, or through a public or private offering of our debt or equity securities to other investors to fund our plan of operations. Neither Snotarator LLC nor our major stockholder has an obligation to provide us with additional funds; however, we believe our major stockholder will provide us with up to $50,000 during the next 12 months to fund our working capital needs and to pay costs related to the execution of our initial market analysis activities.

We expect that by December 31, 2014, we will know whether it is feasible to proceed with the implementation of our business plan.  We believe we will need a minimum of $500,000 to implement a viable distribution system for our products in Brazil and Chile, assuming we have received favorable indications of interest for our products from consumers, sales organizations and retail stores. Thereafter, we intend to seek approximately $500,000 from investors through a public or private offering of our debt or equity securities.  We believe it will take us until June 30, 2015 to complete the $500,000 funding and thereafter it will take us until December 31, 2015 to fully implement a distribution system for our products.

We intend to use the proceeds from the $500,000 financing to purchase product inventory, pay sales personnel commissions and expenses, payment for slotting fees for product insertion in retail outlets, advertising expenses, corporate internet website development costs and other general and administrative purposes, including salaries for administrative personnel.  We will not be able to proceed with the implementation of our product distribution system until we successfully complete the $500,000 financing.  There is no assurance that we will be able to obtain additional funding through the offering of our debt or equity securities, or, that such funding, if available, will be obtained on terms favorable to us.

If for any reason Orsolya Peresztegi is unable or decides not to provide us with additional funds or we are not successful in obtaining financing from a private or public offering of our securities, we most likely would be unable to complete our business plan, and would instead, delay all cash intensive activities.  Without the necessary additional funding, we may become dormant until such time as sufficient working capital becomes available to us, at which time we may then seek to develop an alternative business plan.

Our management consists of only one person, Orsolya Peresztegi, our president and sole director.  Ms. Peresztegi will be primarily responsible for conducting our day-to-day operations and will be responsible for implementing our business plan.  Ms. Peresztegi will only devote as much of her time as she deems necessary to assist us with the implementation of our business plan.  Ms. Peresztegi has not entered into a written employment or consulting agreement with us and she is not expected to do so.  The loss of the services of Ms. Peresztegi would adversely affect our ability to implement our business plan.

In conjunction with the implementation of our business plan, we anticipate that we will issue an amount of our authorized but unissued common stock that may represent a significant majority of the voting power and equity of our company, which will, in all likelihood, result in investors obtaining a controlling interest in us and thereby reducing the ownership interest of our current stockholders. We may also issue preferred stock to the potential investors.  Holders of preferred stock may have rights, preferences and privileges senior to those of our existing holders of common stock.

In implementing our business plan, we will most likely enter into agreements and arrangements with companies whose business operations or headquarters, place of formation or primary place of business is located in South America.  In such event, we may face the significant additional risks associated with doing business in South American countries. In addition to the language barriers, different presentations of financial information, different business practices, and other cultural differences and barriers, we may encounter ongoing business risks associated with uncertain legal systems and applications of law, prejudice against foreigners, corrupt practices, uncertain economic policies and potential political and economic instability that may be exacerbated in South American countries.

Ms. Peresztegi is an officer and director of Snotarator LLC, and she and her husband, Kevin Halter, Jr., are the sole members of Snotarator LLC. Ms. Peresztegi is responsible for the day-to-day operations of Snotarator LLC. Ms. Peresztegi is not required to commit her full time to our affairs, which may result in a conflict of interest in allocating her time between our operations and Snotarator LLC. If her other business affairs require her to devote more substantial amounts of time to such interests, it could limit her ability to devote time to our affairs and could negatively impact our ability to implement the initial phases of our business plan and impair our ability to obtain additional funding from investors. We do not intend to have any full time employees until we obtain additional funding.

Products

We have the right to market and sell in South America, the Snotarator and Snotaphant Nasal Aspirator products which are currently the only products which we will offer to consumers.  The Snotarator Nasal Aspirator is a Pyrex simax glass device designed to remove mucus from a child’s nasal cavity in order to ease breathing and provide nasal congestion relief to infants and young children.  The product consists of a small nozzle and glass canister which is attached by a silicone tube with a bell shaped fitting.  The bell shaped fitting is designed to fit within a suction device, such as a household vacuum cleaner.  The Snotarator product may be cleaned by hand or in a dishwasher.

The Snotaphant Nasal Aspirator product is shaped as a miniature elephant which houses a rechargeable 3.6 volt lithium-ion battery which powers a small motor with a membrane pump.  The product includes a silicone tube, one end of which is attached to the elephant-shaped motor device and the other is attached to a small tube-shaped canister. One end of the canister has a small nozzle which is inserted in a child’s nasal cavity during the mucus extraction process.  The elephant-shaped motor device provides suction to remove mucus from a child’s nasal cavities which is deposited in the canister.  The canister may be cleaned by hand or in the dishwasher and can be sterilized by cleaning the canister in boiling water.  The product has a USB connection for battery charging and is operable for about 3 hours before the battery must be recharged.  The product may be used from any device with a USB jack (such as a PC, TV, printer or Notebook).  The elephant-shaped housing and accessories are made of Thermoplastic Elastomer (TPE) plastic material.

We intend to seek rights from manufacturers and distributors to market and sell additional products which may include nose, ear, oral, skin and hair healthcare products.

As of the date of this registration statement, we have not purchased any units of the Snotarator nasal aspirator  products from Snotarator LLC nor do we have any pending orders for these or any other products.

Currently Snotarator LLC distributes two products, the Snotarator and the Snotaphant Nasal Aspirator products pursuant to a distribution agreement with Gyorgy Ranyak, EV, www.ranyak.eu, a Hungarian company that manufactures and distributes, primarily in Europe, a variety of health care products, including various nasal aspirator devices, household accent items, decorative glass products and corporate gift baskets.  We intend to market the Snotarator Nasal Aspirator for a retail price of approximately $20 and the Snotaphant Nasal Aspirator for a retail price of approximately $70.

Ranyak markets in Europe, Middle East, Australia and New Zealand under agreements with independent distributors the equivalent of our Snotarator and Snotaphant nasal products under the brand names, Benny Nasal Aspirator and Dr. Benny Nasal Aspirator.   According to Ranyak world-wide sales of the nasal aspirator products are approximately 600,000 annually.  Snotarator LLC has the right to market Ranyak’s nasal aspirator products under the  Snotarator and Snotaphant brand names  in the United States, China, Canada and South America.  Snotarator LLC has sold since 2013 approximately 500 units of its nasal aspirator products.  Snotarator LLC has assigned to us the right to market and distribute these products in South America.

Snotarator Distributor Agreement

The material terms and conditions of our Distributor Agreement with Snotarator LLC are as follows:

We entered into the Snotarator Distributor Agreement on August 1, 2013.  The distributor agreement granted us the exclusive right to sell products of Snotarator LLC, a Frisco, Texas based Texas limited liability company.  The distribution right is limited to the countries and their territories and possessions within South America.  Currently, the distributor agreement only relates to the Snotarator and Snotaphant Nasal Aspirator products. The term of the agreement expires on May 31, 2015, unless terminated in accordance with the terms of the agreement.  The term may be extended for an additional two years with the written consent of both parties to the agreement.  The price of the products vary depending on the quantity we order.  Payment for the units of the products are net cash upon delivery.  All shipments of products are FOB Snotarator LLC’s office in Frisco, Texas.  We are responsible for loss or damage in transit. We have the right to market and sell in South America other consumer products as may from time to time become available to us through our distributor agreement with Snotarator.

Snotarator has agreed to indemnify us from expenses, damages, costs and losses resulting from a claim, suit or proceeding, that the products or any part thereof or customary use of the products are or have been infringing upon any patent, copyright or proprietary right of a third party.  We have agreed to indemnify Snotarator from any claims, judgments, costs, awards, expenses and other liabilities arising from our fault or negligence in our use of the Snotarator mark and in our marketing and distribution of the products within South America.

Snotarator has provided us with a warranty that the products will be free from defects in material or workmanship under normal use and service for a period of 90 days from date of delivery.

The agreement may be terminated only:

(1)
By either party for substantial breach of any material provision of the agreement by the other party, provided due notice has been given to the other party of the alleged breach and such other party has not cured the breach within 30 days thereafter;

(2)
 By Snotarator if:  there is an unacceptable change in our control or our management; if we make an assignment for the benefit of creditors; if a petition in bankruptcy is filed by or against us, resulting in an adjudication of bankruptcy; or, if we fail to pay our debts as they become due and provided due notice has been given by Snotarator to us and we have not cured such breach within 30 days thereafter; or

(3)	By the written consent of us and Snotarator;

(4)
Upon termination of the agreement, all further right and obligations of the parties shall cease, except we shall not be relieved of our obligation to pay to Snotarator any monies due or to become due, as of the date of termination.

The agreement is subject to mutual confidentiality provisions and other general provisions which are customary for commercial distributor agreements.

Competition

We are and will continue to be an insignificant participant in the marketing and sale of healthcare consumer products in South America.  We expect to encounter competition from healthcare product manufacturers, distributors and retail stores that have substantially more capital, sales, marketing and administrative personnel than we have, and have significant brand recognition in South America.

As we intend to seek private or public debt or equity financing, we will likely encounter competition in the capital markets to obtain such financing from other entrepreneurial companies that will more than likely have greater operating history and revenue, and that already manufacture and distribute a variety of consumer related products.

Employees

We have no employees. Our president and sole director, Orsolya Peresztegi, will be responsible for managing our administrative affairs, including our reporting obligations pursuant to the requirements of the Exchange Act and the implementation of our business plan.  It is anticipated that Ms. Peresztegi will engage consultants, attorneys, accountants and administrative personnel as necessary for us to conduct our business operations and to implement our business plan.  We do not anticipate employing any full-time employees until we have obtained additional funds through a private or public offering of our debt or equity securities.

ITEM 1A.  RISK FACTORS.

Smaller reporting companies are not required to provide the information required by this item.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Caution Regarding Forward-Looking Information

Certain statements contained in this registration statement, including, without limitation, statements containing the words “believes”, “anticipates”, “expects” and words of similar import, constitute forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements, or industry results, to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements.

Such factors include, among others, the following:  international, national and local general economic and market conditions:  demographic changes; our ability to sustain, manage or forecast our growth; our ability to raise funds through a private or public offering of our securities and our ability to successfully implement our business plan; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition’ fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; and other factors referenced in this registration statement.

Given these uncertainties, readers of this registration statement are cautioned not to place undue reliance on such forward-looking statements.  We disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

General

SMSA Ballinger Acquisition Corp. was organized on October 4, 2011 as a Nevada corporation to effect the reincorporation of Senior Management Services of Heritage Oaks at Ballinger, Inc., a Texas corporation, mandated by the plan of reorganization discussed in Item 1 Description of Business.

On August 1, 2013, we entered into a share purchase agreement with Orsolya Peresztegi pursuant to which she acquired 9.5 million shares of our common stock for $9,500 cash, or $0.001 per share. As a result of this transaction, there was a change in our control with Ms. Peresztegi owning 94.7% of our 10,030,612 outstanding shares of our common stock.

We are a development stage company and a shell company as defined in rule 405 under the Securities Act of 1933, or the Securities Act, and Rule 12b-2 under the Securities Exchange Act of 1934, or the Exchange Act.

Results of Operations

We had no revenues for the years ended December 31, 2013 or 2012, or for the six month periods ended June 30, 2014 and 2013, respectively.  Consequently, we had no earnings for such periods.

General and administrative expenses for each of the fiscal years ended December 31, 2013 and 2012, and for the six month periods ended June 30, 2014 and 2013 were approximately $12,291, $1,555, $7458 and 0, respectively.  These expenses were directly related to the maintenance of the corporate entity.  It is anticipated that future expenditure levels will increase as we implement our business plan and to comply with our periodic reporting requirements under the Exchange Act.

It is anticipated that future expenditure levels will remain relatively nominal until such time that we obtain additional funds through a private or public offering of our securities enabling us to initiate the development of our business plan.

We do not expect to generate any meaningful revenue or incur operating expenses for purposes other than fulfilling the obligations of a reporting company under the Exchange Act unless and until such time that we obtain additional funds from investors through the private or public offering of our debt or equity securities and we successfully implement our business plan.

Plan of Operations

Our current business plan is to market and sell healthcare related consumer products in South America.  We initially intend to market under our distributor agreement with Snotarator LLC the Snotarator nasal aspirator products to drugstore and other retail stores which offer consumer healthcare products in Brazil and Chile.  Additionally, we may offer our products directly to consumers through social media sites, internet retailers and by advertising on internet search engine websites.  We will market and sell other consumer healthcare products as may from time to time become available to us through our distributor agreement with Snotarator LLC and under agreements with other healthcare product manufacturers.

HFG Consulting, LLC, a Dallas based business consulting firm, has agreed, for no consideration, to assist us with our initial marketing efforts in South America.  HFG Consulting is an affiliate of HFG and HFI, who owns 400,000 shares of our common stock.  Timothy P. Halter, our former officer and director, is a principal of these firms.

Specifically, HFG Consulting has developed relationships with accounting, legal and consulting firms in Sao Paulo, Brazil and Santiago, Chile.  We have determined that our initial marketing strategy will be to ascertain through the South American business contacts of HFG Consulting whether or not our products and their price structure would be acceptable by consumers in Brazil and Chile.  Additionally it is anticipated that such firms will introduce us and our products to slotting agents, product distribution firms and representatives of drugstores and other retail stores.  We expect to initiate our marketing research efforts by the end of the second quarter this year.  We believe it will take approximately six months for us to determine whether our products have marketing viability and to obtain indications of interest from sales organizations and retail outlets in Brazil and Chile.

Assuming we receive affirmative responses from our initial marketing research efforts,  we intend to seek the engagement of the services of slotting agents, product distribution firms and independent commissioned sales personnel to assist us with the promotion, marketing and commercialization of our products in Brazil and Chile.  We also will seek to enter into distributorship and license agreements for additional consumer healthcare products with manufacturers and other healthcare product distributors seeking to enter the Brazil and Chile markets or desiring to expand their products distribution in South America.

We do not have any current arrangements, understandings or agreements with any sales companies, or sales personnel to sell or distribute our products nor do we have any arrangements, understandings or agreements with any person or entity relating to the manufacture, marketing or distribution of any products, including our Snotarator nasal aspirator products

We are not registered and we do not propose to register as an investment company under the Investment Company Act of 1940.  We intend to conduct our business activities so as to avoid application of the registration and other provisions of the Investment Company Act of 1940 and the related regulations thereunder.

Our management consists of only one person, Orsolya Peresztegi, our president and sole director.  Ms. Peresztegi will be primarily responsible for conducting our day-to-day operations and will be responsible for implementing our business plan.  Ms. Peresztegi will only devote as much of her time as she deems necessary to assist us with the implementation of our business plan.  Ms. Peresztegi has not entered into a written employment or consulting agreement with us and she is not expected to do so.  The loss of the services of Ms. Peresztegi would adversely affect our ability to implement our business plan.

Liquidity and Capital Resources

At December 31, 2012 and 2013, we had working capital of approximately $0 and $3,060, respectively.  At June 30, 2014 our available working capital was $(3,998).

We currently have nominal cash on hand, no operating assets and a business plan with inherent risk.  Because of these factors, our auditors have issued an audit opinion on our financial statements which includes a statement describing our going concern status.  This means, in the auditor’s opinion, substantial doubt about our ability to continue as a going concern exists at the date of their opinion.

We believe we will need up to $50,000 during the next 12 months to provide us with sufficient working capital to support and preserve the integrity of our corporate entity, including the payment of legal and accounting expenses necessary to prepare and file required reports with the SEC, and to fund our initial marketing research efforts in Brazil and Chile.  Since we have no operating history, no revenues, nominal cash and no operating assets, we are dependent upon obtaining additional funds from Orsolya Peresztegi, our sole officer, director and major stockholder, or through a public or private offering of our debt or equity securities to other investors to fund our plan of operations. Neither Snotarator LLC nor our major stockholder has an obligation to provide us with additional funds; however, we believe our major stockholder will provide us with up to $50,000 during the next 12 months to fund our working capital needs and to pay costs related to the execution of our initial market analysis activities.

We expect that by December 31, 2014, we will know whether it is feasible to proceed with the implementation of our business plan.  We believe we will need a minimum of $500,000 to implement a viable distribution system for our products in Brazil and Chile, assuming we have received favorable indications of interest for our products from consumers, sales organizations and retail stores. Thereafter, we intend to seek approximately $500,000 from investors through a public or private offering of our debt or equity securities.  We believe it will take us until June 30, 2015 to complete the $500,000 funding and thereafter it will take us until December 31, 2015 to fully implement a distribution system for our products.

We intend to use the proceeds from the $500,000 financing to purchase product inventory, pay sales personnel commissions and expenses, payment for slotting fees for product insertion in retail outlets, advertising expenses, corporate internet website development costs and other general and administrative purposes, including salaries for administrative personnel.  We will not be able to proceed with the implementation of our product distribution system until we successfully complete the $500,000 financing.  There is no assurance that we will be able to obtain additional funding through the offering of our debt or equity securities, or, that such funding, if available, will be obtained on terms favorable to us.

If for any reason Orsolya Peresztegi is unable or decides not to provide us with additional funds or we are not successful in obtaining financing from a private or public offering of our securities, we most likely would be unable to complete our business plan, and would instead, delay all cash intensive activities.  Without the necessary additional funding, we may become dormant until such time as sufficient working capital becomes available to us, at which time we may then seek to develop an alternative business plan.

In conjunction with the implementation of our business plan, we anticipate that we will issue an amount of our authorized but unissued common stock that may represent a significant majority of the voting power and equity of our company, which will, in all likelihood, result in investors obtaining a controlling interest in us and thereby reducing the ownership interest of our current stockholders. We may also issue preferred stock to the potential investors.  Holders of preferred stock may have rights, preferences and privileges senior to those of our existing holders of common stock.

While we are of the opinion that good faith estimates of our ability to secure additional capital in the future to reach our goals have been made, there is no guarantee that we will receive sufficient funding to sustain operations or implement any future business plan steps.

Critical Accounting Policies

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”).  GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported.  These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition.  We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances.  Actual results may differ materially from these estimates under different assumptions or conditions.  We continue to monitor significant estimates made during the preparation of our financial statements. Our significant accounting policies are summarized in Note E of our financial statements.

Critical accounting policies are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment, estimates and assumptions, in the preparation of our financial statements.  Since we have no operations, or revenues, or assets and only nominal cash, we have not adopted nor utilized any critical accounting policies in the preparation of our financial statements.

Effect of Climate Change Legislation

We currently have no known or identified exposure to any current or proposed climate change legislation which could negatively impact our operations or require capital expenditures to become compliant.

ITEM 3.  DESCRIPTION OF PROPERTY

We do not own property. We currently maintain a mailing address at 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034. Our telephone number is (469) 633-0100. Other than this mailing address, we do not currently maintain any other office facilities, and do not anticipate the need for maintaining office facilities at any time until we implement our business plan. We pay no rent or other fees for the use of the mailing address.  The facilities are also used by Snotarator LLC for its business operations.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information at August 1, 2014, regarding the beneficial ownership of our common stock of each person or group known by us to beneficially own 5% or more of our outstanding shares of common stock; each of our executive officers and directors; and all our executive officers and directors as a group:

Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares as beneficially owned by them.

	Shares Beneficially Owned (1)
Name and Address (2) __________________________	Number	Percent (3)

Orsolya Peresztegi (4)	9,500,000	94.7

Directors and officers as a group. (1 person)	9,500,000	94.7
______________________________

(1)   On August 1, 2014 , there were 10,030,612 shares of our common stock outstanding and no shares of preferred stock issued and outstanding.  We have no outstanding stock options or warrants.
(2) Under applicable SEC rules, a person is deemed the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose, or direct the disposition, of the security, in each case irrespective of the person’s economic interest in the security. Under SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security.
(3) In determining the percent of voting stock owned by a person (a) the numerator is the number of shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 10,030,612 shares of common stock outstanding and (ii) any shares of common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.
(4) Orsolya Peresztegi’s address is 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers are as follows:

Name	Age	Positions Held
Orsolya Peresztegi	37	President, Chief Executive Officer,
		Secretary, Chief Financial Officer and Sole Director

Orsolya Peresztegi.   Ms. Peresztegi, also known as Orsolya Peresztegi Halter, has served as our President, Chief Executive Officer, Secretary, Chief Financial Officer and sole director since August 1, 2013. She is a co-founder, President and Manager of Snotarator LLC and has served in these positions since September 2012. Her duties at Snotarator LLC include participation in the daily operations and managing the sales and marketing activities for Snotarator LLC. She was instrumental in developing the business concept for Snotarator LLC and was responsible for negotiating and obtaining the Snotarator LLC distributor agreement with Ranyak, the manufacturer of Snotarator nasal products, as well as negotiating our agreement with Snotarator LLC.  She is the principal liaison for Snotarator LLC and us with Ranyak and continues to seek new product opportunities for us.  She will be solely responsible for management of our operations, including implementation of our business plan. She will also assist us with our fund raising activities. From 1996 through 2012, Ms. Peresztegi was a professional fashion model in Europe, Canada and the United States.  Ms. Peresztegi is married to Kevin Halter, Jr., who is the brother of Timothy P. Halter, our former officer and director, and an affiliate of HFG, HFG Consulting and HFI.

Since we are a development stage and a shell company with no revenues, no operating assets and with a limited plan of operations, we believe Ms. Peresztegi, who is our sole officer and majority shareholder, has demonstrated, based on her management experience with Sontorator LLC and us, that she possesses the necessary prior business experience, qualifications and organizational skills to serve as our sole director during the next 12 to 18 months and will be able to provide us during this period with the necessary guidance to implement our business plan and conduct our capital raising activities.  Thereafter, we will seek to add additional members to our board of directors who have extensive business experience and qualifications to assist us and Ms. Peresztegi with the next phase of our anticipated growth.

Our directors serve until the next annual meeting of stockholders or until their successors are duly elected and have qualified. Directors are elected for one-year terms at the annual stockholders meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement or understanding between Ms. Peresztegi or any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect directors to our board. There are also no arrangements, agreements or understandings between non-management stockholders that may directly or indirectly participate in or influence the management of our affairs. Our board of directors does not have any committees at this time.

Our management consists of only one person, Orsolya Peresztegi, our president, sole director and majority stockholer.  Ms. Peresztegi will be primarily responsible for conducting our day-to-day operations and will be responsible for implementing our business plan.  Ms. Peresztegi will only devote as much of her time as she deems necessary to assist us with the implementation of our business plan.  Ms. Peresztegi has not entered into a written employment or consulting agreement with us and she is not expected to do so.  The loss of the services of Ms. Peresztegi would adversely affect our ability to implement our business plan. There are no agreements or understanding for any officer or director to resign at the request of another person and none of the officers or directors is acting on behalf of, or will act at the direction of, any other person.

ITEM 6. EXECUTIVE COMPENSATION

Executive Officers

No officer or director has received any compensation from us since the effective date of the Plan on August 10, 2007. Until we have generated sufficient revenues to meet our operating expenses, it is not anticipated that any officer or director will receive compensation from us.

We have no stock option, retirement, pension, or profit-sharing programs for the benefit of directors, officers or other employees.

Our board of directors appoints our executive officers to serve at the discretion of the board. Orsolya Peresztegi is our sole officer and director. Our directors receive no compensation from us for serving on the board. Until we implement our business plan and generate revenues, we do not intend to reimburse our officers or directors for travel and other expenses incurred in connection with attending the board meetings or for conducting business activities.

Executive Compensation

Neither Timothy P. Halter, our former sole officer and director, nor Orsolya Peresztegi, our current sole officer and director, have received any compensation from us nor have we accrued any cash or non-cash compensation for Mr. Halter’s or Ms. Peresztegi’s services. Ms. Peresztegi will not receive any compensation from us for her services as our sole officer and director until after we implement our business plan and generate revenues.

We do not have any employment or consulting agreements with any parties nor do we have a stock option plan or other equity compensation plans.

Conflicts of Interest

Orsolya Peresztegi, our sole officer and director, will only devote a portion of her time to our affairs. There will be occasions when the time requirements of our business conflict with the demands of her other business activities.  Such conflicts may require that we attempt to employ additional personnel.  There is no assurance that we will have the funds to engage the services of such persons or that they can be obtained upon terms favorable to us.

Ms. Peresztegi is an officer and director of Snotarator LLC, and she and her husband, Kevin Halter, Jr.,  are the sole members of Snotarator LLC. Ms. Peresztegi is responsible for the day-to-day operations of Snotarator LLC. Ms. Peresztegi is not required to commit her full time to our affairs, which may result in a conflict of interest in allocating her time between our operations and Snotarator LLC. If her other business affairs require her to devote more substantial amounts of time to such interests, it could limit her ability to devote time to our affairs and could have a negative impact on our ability to implement the initial phases of our business plan and impair our ability to obtain additional funding from investors.

We do not currently intend and do not foresee that we will enter into a merger or acquisition transaction with any business which is controlled by or affiliated with Snotarator LLC or Orsolya Peresztegi.

Involvement in Certain Material Legal Proceedings During the Past Five (5) Years

None of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement and no bankruptcy petition has been filed by or against any business or property of any director, officer, significant employee or consultant of the Company nor has any bankruptcy petition been filed against a partnership or business association where these persons were general partners or executive officers.  Except as set forth in our discussion below in Item 7 Certain Relationships and Related Transactions, and Director Independence, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

We do not have any special committee, policy or procedure related to the review, approval or ratification of related party transactions.  During the fiscal years ended December 31, 2013 and 2012, respectively, and the six month period ended June 30, 2014, there have not been any related party transactions between us and any of our directors, officers and principal stockholders, except for the following:

●
The participation of HFG and Timothy P. Halter, our former officer and director, in our plan of reorganization, which included the payment of certain operating expenses by HFG and/or HFI, and, in accordance with the Plan, the original issuance to HFG of 400,000 shares of our common stock for satisfaction of certain administrative claims;

●
The entry into the distributor agreement on August 1, 2013 with Snotarator LLC., a limited liability company in which Orsolya Peresztegi (our current sole officer, director and majority stockholder) also serves as a manager and is a principal owner;

●	The sale on August 1, 2013 of 9.5 million shares of our common stock to Orsolya Peresztegi for $9,500 cash; and

●	The agreement by HFG Consulting, an affiliate of Timothy P. Halter, to assist us, for no consideration, with our market research efforts in Brazil and Chile.

HFG and/or HFI collectively contributed approximately $5,851 and $1909 during the fiscal years ended December 31, 2013 and 2012, respectively, and $400 during the six month period ended June 30, 2014 to support our operations during such periods.

Director Independence

Pursuant to our current structure of having a sole director, who is also our sole officer and controlling stockholder, we have no independent directors, as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

ITEM 8. LEGAL PROCEEDINGS

Other than our being subject to the provisions of the Plan and confirmation order, we are not a party to any legal proceedings.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no public trading market for our securities. Upon effectiveness of this registration statement, we will seek to make our shares of common stock eligible for quotation on the OTCOB market.  No assurance can be given that an active market will exist for our common stock even if we are eligible for trading on the OTCOB.

We have no equity compensation or other types of employee benefit plans.

Transfer Agent

We have engaged Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034 (telephone number 469.633.0100) as our transfer agent.

Reports to Stockholders

We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent registered public accounting firm. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate. Upon effectiveness of this registration statement, we intend to maintain compliance with the periodic reporting requirements of the Exchange Act.

Holders. As of August 1, 2014, there were a total of  10,030,612 shares of our common stock outstanding, held by approximately 567 stockholders of record.

Dividends. We have not declared any dividends on our common stock since inception and do not intend to pay dividends on our common stock in the foreseeable future.

Securities Eligible for Future Sale

We relied, based on the confirmation order we received from the Bankruptcy Court, on Section 1145(a) (1) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act of 1933, as amended, both the offer of the 530,612 Plan Shares which may have been deemed to have occurred through the solicitation of acceptances of the plan of reorganization and the issuance of the Plan Shares pursuant to the plan of reorganization. In general, offers and sale of securities made in reliance on the exemption afforded under Section 1145(a)(1) of the Bankruptcy Code are deemed to be made in a public offering, so that the recipients thereof, are free to resell such securities without registration under the Securities Act.

The 9.5 million shares we issued to Orsolya Peresztegi on August 1, 2013 are restricted securities as defined in SEC Rule 144.  The securities we may issue in a private offering of debt or equity securities will most likely be restricted securities.  Since we are deemed a shell company, we believe the resale of restricted securities we may issue in a financing will be subject to the restrictions as stated below.

Rule 144

Pursuant to SEC Rule 144, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

●	1% of the total number of securities of the same class then outstanding; or

●	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, which we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Restrictions on the Reliance of Rule 144 by Shell Companies or Former Shell Companies

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, a shell company, like us.  The SEC has codified and expanded this position by 2008 amendments to Rule 144 which prohibit the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company.  The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

●	The issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	The issuer of the securities is subject to the reporting requirements of Section 14 or 15(d) of the Exchange Act;

●
The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, stockholders who receive our restricted securities in a business transaction will not be able to sell our shares without registration until the provisions set forth above regarding compliance with the provisions of SEC Rule 144 have been met.  Accordingly, our majority stockholder, Orsolyn Peresztegi will be restricted from reliance upon Rule 144 for the resale of the 9.5 million shares she acquired from us under Rule 144 until the exceptions stated above are met.

Rule 145

In the business combination context, Rule 145 has imposed on affiliates of either the acquirer or the target company restrictions on public resales of securities received in a business combination, even where the securities to be issued in the business combination were registered under the Securities Act.  These restrictions were designed to prevent the rapid distribution of securities into the public markets after a registered business combination by those who were in a position to influence the business combination transaction.  The recent adopted amendments to Rule 145 eliminate these restrictions in most circumstances.

Under the new amendments, affiliates of a target company who receive registered shares in a Rule 145 business combination transaction, and who do not become affiliates of the acquirer, will be able to immediately resell the securities received by them into the public markets without registration (except for affiliates of a shell company as discussed in the following section).  However, those persons who are affiliates of the acquirer, and those who become affiliates of the acquirer after the  acquisition, will still be subject to the Rule 144 resale conditions generally applicable to affiliates, including the adequate current public information requirement, volume limitations, manner-of-sale requirements for equity securities, and, if applicable, a Form 144 filing.

Application of Rule 145 to Shell Companies

Public resales of securities acquired by affiliates of acquirers and target companies in business combination transactions involving shell companies will continue to be subject to restrictions imposed by Rule 145.  If the business combination transaction is not registered under the Securities Act, then the affiliates must look to Rule 144 to resell their securities (with the additional Rule 144 conditions applicable to shell company securities).  If the business combination transaction is registered under the Securities Act, then affiliates of the acquirer and target company may resell the securities acquired in the transaction, subject to the following conditions:

●	The issuer must meet all of the conditions applicable to shell companies under Rule 144;

●
After 90 days from the date of the acquisition, the affiliates may resell their securities subject to Rule 144’s volume limitations, adequate current public information requirement, and manner-of-sale requirements;

●
After six months from the date of the acquisition, selling security-holders who are not affiliates of the acquirer may resell their securities subject only to the adequate current public information requirement of Rule 144; and

●	After one year from the date of the acquisition, selling security-holders who are not affiliates or the acquirer may resell their securities without restriction.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

Pursuant to the plan of reorganization, which was effective August 10, 2007, we issued an aggregate of 530,612 shares of our common stock to 566 of our holders of unsecured debt and administrative claims.  Such shares were issued in accordance with Section 1145 under the United States Bankruptcy Code and the transaction was thus exempt from the registration requirements of Section 5 of the Securities Act of 1933.  On August 1, 2013 we sold 9.5 million restricted shares of our common stock of Orsolya Peresztegi for $9,500.00 cash. We relied upon the exemption provided under Section 4(2) of the Securities Act for the issuance of the 9.5 million shares since the offering was limited to Orsolya Peresztegi and did not involve a public offering.

ITEM 11. DESCRIPTION OF SECURITIES TO BE REGISTERED

Capital Stock

Our authorized capital stock consists of 100 million shares of common stock and 10 million shares of preferred stock. Each share of common stock entitles a stockholder to one vote on all matters upon which stockholders are permitted to vote. No stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us, and no stockholder has any right to convert the common stock into other securities. No shares of common stock are subject to redemption or any sinking fund provisions. All the outstanding shares of our common stock are fully paid and non-assessable. Subject to the rights of the holders of the preferred stock, if any, our stockholders of common stock are entitled to dividends when, as and if declared by our board from funds legally available therefore and, upon liquidation, to a pro-rata share in any distribution to stockholders. We do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

Pursuant to our Articles of Incorporation, our board has the authority, without further stockholder approval, to provide for the issuance of up to 10 million shares of our preferred stock in one or more series and to determine the dividend rights, conversion rights, voting rights, rights in terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Our board has the power to afford preferences, powers and rights (including voting rights) to the holders of any preferred stock preferences, such rights and preferences being senior to the rights of holders of common stock. No shares of our preferred stock are currently outstanding. Although we have no present intention to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of our company.

Provisions Having A Possible Anti-Takeover Effect

Our Articles of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board and to discourage certain types of transactions which may involve an actual or threatened change of our control. Our board is authorized to adopt, alter, amend and repeal our Bylaws or to adopt new Bylaws.  In addition, our board has the authority, without further action by our stockholders, to issue up to 10 million shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof.  The issuance of our preferred stock or additional shares of common stock could adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in our control.

ITEM 12. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under Sections 78.751 and 78.752 of the Nevada Revised Statues, the registrant has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such.  The registrant’s Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that:

●
The registrant must indemnify its directors to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes and may, if and to the extent authorized by the registrant’s board of directors, so indemnify its officers and any other person whom it has power to indemnify against liability, reasonable expense or other matter whatsoever.

●
The registrant may at the discretion of its board of directors purchase and maintain insurance on behalf of the registrant and any person whom it has power to indemnify pursuant to law, its articles of incorporation, its bylaws or otherwise.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Our Articles of Incorporation provides that none of our directors or officers shall be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director or officer provided, however, that the foregoing provisions shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Limitations on liability provided for in our Articles of Incorporation do not restrict the availability of non-monetary remedies and do not affect a director’s responsibility under any other law, such as the federal securities laws or state or federal environmental laws.

We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as executive officers and directors. The inclusion of these provisions in our Articles of Incorporation may have the effect of reducing a likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us or our stockholders.

Our Bylaws provide that we will indemnify our directors to the fullest extent provided by the Nevada Revised Statutes and we may, if and to the extent authorized by our board of directors, so indemnify our officers and other persons whom we have the power to indemnify against liability, reasonable expense or other matters.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by SMSA Ballinger Acquisition Corp.,  of expenses incurred or paid by a director, officer or controlling person of SMSA Ballinger Acquisition Corp, in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial information beginning on page F-l hereof is provided in accordance with the requirements of Article 8 of Regulation S-X and Item 302 of Regulation S-K.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On May 13, 2014, we were notified via email by our independent registered public accounting firm, Goldman Accounting Services CPA, PLLC (“Goldman”), that Goldman had decided not to accept the engagement  to audit our financial statements for the fiscal year ended December 31, 2013 due to such firm’s limited audit staff.  The following disclosure relates to our relationship with our former independent registered public accounting firm:

●
The reports of Goldman on our financial statements as of and for the years ended December 31, 2011 and 2012 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle, except Goldman did indicate that  there was substantial doubt about our ability to continue as a going concern.

●	Our board of directors participated in and approved the decision to change independent registered public accounting firms.

●
During the years ended December 31, 2012 and 2011, and through May 13, 2014, there have been no disagreements with Goldman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Goldman would have caused them to make reference thereto in connection with their report on the financial statements for such years.

●
Since in connection with our change in accountants on May 13, 2014 there were no disagreements with our previous independent registered public accounting firm of the type described in paragraph (a)(1)(iv) or reportable event as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K, the disclosure in this registration statement of the information required by Item 304(b) of Regulation S-K is not applicable.

●
We have requested that Goldman furnish us with a letter addressed to the SEC stating whether or not Goldman agrees with the above statements.  A copy of this letter has been filed with this registration statement as an exhibit.  The Goldman letter stated that it had no disagreements with our disclosure set forth in this Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Statements.

On June 10, 2014, we engaged DKM Certified Public Accountants, 2451 S. McMullen Booth Road, Suite 308, Clearwater, FL 33759, as our new independent registered public accounting firm to audit our financial statements for the year ended December 31, 2013.  During the two most recent fiscal years and through June 10, 2014, we had not consulted with DKM Certified Public Accountants  regarding any of the following:

●	The application of accounting principles to a specific transaction, either completed or proposed;

●
The type of audit opinion that might be rendered on our financial statements, and none of the following was provided to us by DKM:  (a) a written report, or (b) oral advice that DKM Certified Public Accountants concluded was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue; or

●	Any matter that was subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K..

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

(a)	See the index to financial statements on page F-2 hereof.
(b)	Exhibits. The following documents are filed as exhibits to this registration statement:

Exhibit                                                                 Description of Exhibit

2.1*
First Amended, Modified Chapter 11 Plan Proposed by Debtors, In the United States Bankruptcy Court, Northern District of Texas, Dallas Division, In Re: Senior Management Services of Treemont, Inc., et. al., Debtors, Case No. 07-30230, Jointly Administered, dated August 1, 2007.

2.2*	Order Confirming First Amended, Modified Chapter 11 Plan Proposed by Debtors, Case No. 07-30230, signed August 1, 2007.
2.3*	Notice of Entry of Confirmation Order dated August 10, 2007.
2.4*	Post Confirmation Certificate of Completion dated August 5, 2013.
2.5*	Stock Purchase Agreement dated August 1, 2013 between SMSA Ballinger Acquisition Corp. and Orsolya Peresztegi.
3.1*	Agreement and Plan of Merger by and between Senior Management Services of Heritage Oaks at Ballinger, Inc. and SMSA Ballinger Acquisition Corp. dated October 4, 2011.
3.2*	Articles of Merger as filed with the Secretary of State of the State of Nevada on October 18, 2011.
3.3*	Certificate of Merger as filed with the Secretary of State of the State of Texas on October 18, 2011.
3.4*	Articles of Incorporation of SMSA Ballinger Acquisition Corp.
3.5*	Bylaws of SMSA Ballinger Acquisition Corp.
4.1*	Form of common stock certificate.
10.1*	Distributor Agreement dated August 1, 2013 between Snotarator LLC and SMSA Ballinger Acquisition Corp.
10.2*	Letter Agreement dated April 15, 2014 between HFG Consulting LLC and SMSA Ballinger Acquisition Corp.
16.1*
Letter from Goldman Accounting Services CPA PLLC dated August 4, 2014 addressed to SEC regarding Goldman’s concurrence with the Registrant’s statements in this registration statement regarding the Registrant’s change in certifying accountants.

_________________

*Filed herewith

SMSA Ballinger Acquisition Corp.
(a development stage company)

Contents

Financial Statements	Page

Report of Registered Independent Registered Public Accounting Firm	F-2

Report of Registered Independent Registered Public Accounting Firm	F-3

Balance Sheets	F-4
as of December 31, 2013 and 2012

Statement of Operations	F-5
for the years ended December 31, 2013 and 2012 and
for the period from August 1, 2007 (date of bankruptcy
settlement) through December 31, 2013

Statement of Changes in Stockholders' Equity	F-6
for the years ended December 31, 2013 and 2012 and
for the period from August 1, 2007 (date of bankruptcy
settlement) through December 31, 2013

Statement of Cash Flows	F-7
for the years ended December 31, 2013 and 2012 and
for the period from August 1, 2007 (date of bankruptcy
settlement) through December 31, 2013

Notes to Financial Statements	F-8 – F-16

2451 N. McMullen Booth Road Suite.308 Clearwater, FL 33759 Toll fee: 855.334.0934 Fax: 800.581.1908

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders SMSA Ballinger Acquisition Corp

We have audited the accompanying balance sheet of SMSA Ballinger Acquisition Corp as of December 31, 2013, and the related statement of operations, stockholders’ equity, and cash flows for the year then ended and the period from the bankruptcy settlement (August 1, 2007) through December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements as of and for the year ended December 31, 2012 were audited by other auditors who issued an unqualified opinion on November 26, 2013.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SMSA Ballinger Acquisition Corp as of December 31, 2013, and the results of its operations and its cash flows for the year then ended and the period from the bankruptcy settlement (August 1, 2007) through December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has significant net losses and cash flow deficiencies. Those conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are described in Note D. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants
Clearwater, Florida
July 22, 2014

PCAOB Registered
AICPA Member

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
SMSA Ballinger Acquisition Corp.

We have audited the accompanying balance sheets of SMSA Ballinger Acquisition Corp. (a Nevada corporation and a development stage company) as of September 30, 2013, December 31, 2012 and 2011 and the related statements of operations and comprehensive loss, changes in stockholders' equity (deficit) and statements of cash flows for the nine months ended September 30, 2013, the years ended December 31, 2012 and 2011 and for the period from August 1, 2007 (date of bankruptcy settlement) through September 30, 2013.  These financial statements are the sole responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SMSA Ballinger Acquisition Corp. (a development stage company) as of September 30, 2013, December 31, 2012 and 2011 and the results of its operations and cash flows for the nine months ended September 30, 2013, the years ended December 31, 2012 and 2011 and for the period from August 1, 2007 through September 30, 2013, in conformity with generally accepted accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note D to the financial statements, the Company has no operations or significant assets and is dependent upon significant stockholders to provide sufficient working capital to maintain the integrity of the corporate entity.  These circumstances create substantial doubt about the Company's ability to continue as a going concern and are discussed in Note D.  The financial statements do not contain any adjustments that might result from the outcome of these uncertainties.

/s/ Goldman Accounting Services CPA, PLLC
GOLDMAN ACCOUNTING SERVICES CPA, PLLC
Suffern, New York
November 26, 2013

SMSA Ballinger Acquisition Corp.
(a development stage company)
Balance Sheets

	December 31,	December 31,
	2013	2012
ASSETS
Current Assets
Cash on hand and in bank	$9,500	$

Total Assets	$9,500	$-

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable - trade	$6,440	$-

Total Liabilities	6,440	-

Commitments and Contingencies

Stockholders' Equity
Preferred stock - $0.001 par value
10,000,000 shares authorized.
None issued and outstanding	-	-
Common stock - $0.001 par value.
100,000,000 shares authorized.
10,030,612 and 530,612 shares issued and outstanding, respectively	10,031	531
Additional paid-in capital	12,967	7,116
Deficit accumulated during the development stage	(19,938)	(7,647)
Total Stockholders' Equity	3,060	-

Total Liabilities and Stockholders’ Equity (Deficit)	$9,500	$-

The accompanying notes are an integral part of these financial statements.

SMSA Ballinger Acquisition Corp.
(a development stage company)
Statements of Operations

	For the Years Ended		Period from August 1, 2007 (date of bankruptcy settlement) through
	December 31,	December 31,	December 31,
	2013	2012	2013

Revenues	$-	$-	$-

Operating expenses
Reorganization costs	-	-	2,200
Professional fees	10,692	396	14,473
Other general and administrative costs	1,599	1,159	3,265

Total operating expenses	12,291	1,555	19,938

Loss from operations	(12,291)	(1,555)	(19,938)

Provision for income taxes	-	-	-

Net Loss	$(12,291)	$(1,555)	(19,938)

Loss per weighted-average share
of common stock outstanding,
computed on net loss - basic
and fully diluted	$(0.00)	$(0.00)

Weighted-average number of
shares of common stock
outstanding - basic and
fully diluted	4,512,804	530,612

The accompanying notes are an integral part of these financial statements.

SMSA Ballinger Acquisition Corp.
(a development stage company)
Statement of Stockholders’ Equity

				Deficit
				accumulated
			Additional	during the
	Common Stock		paid-in	development
	Shares	Amount	capital	stage	Total
Stock issued pursuant to plan of
reorganization at bankruptcy
settlement date on August 1, 2007	530,612	$531	$469	$-	$1,000
Net loss for the period	-	-	-	(4,700)	(4,700)
Balances at December 31, 2007	530,612	531	469	(4,700)	(3,700)

Net loss for the year	-	-	-	(1,392)	(1,392)
Balances at December 31, 2008	530,612	531	469	(6,092)	(5,092)

Capital contributed to support operations	-	-	392	-	392
Net loss for the year	-	-	-	-	-
Balances at December 31, 2009	530,612	531	861	(6,092)	(4,700)

Net loss for the year	-	-	-		-
Balances at December 31, 2010	530,612	531	861	(6,092)	(4,700)

Capital contributed to support operations	-	-	4,346	-	4,346
Net loss for the year	-	-	-	-	-
Balances at December 31, 2011	530,612	531	5,207	(6,092)	(354)

Capital contributed to support operations	-	-	1,909	-	1,909
Net loss for the year	-	-	-	(1,555)	(1,555)

Balances at December 31, 2012	530,612	531	7,116	(7,647)	-

Sale of common stock	9,500,000	9,500	-	-	9,500
Capital contributed to support operations	-	-	5,851	-	5,851
Net loss for the year	-	-	-	(12,291)	(12,291)
Balances at December 31, 2013	10,030,612	$10,031	$12,967	$(19,938)	$3,060

The accompanying notes are an integral part of these financial statements.

SMSA Ballinger Acquisition Corp.
(a development stage company)
Statements of Cash Flows

	For the Years Ended		Period from August 1, 2007 (date of bankruptcy settlement) through
	December 31,	December 31,	December 31,
	2013	2012	2013
Cash Flows from Operating Activities
Net loss for the period	$(12,291)	$(1,555)	(19,938)
Adjustments to reconcile net loss
to net cash used in operating activities
Increase in Accounts payable	6,440	(354)	6,440

Net cash used in operating activities	(5,851)	(1,909)	(13,498)

Cash Flows from Investing Activities	-	-	-

Cash Flows from Financing Activities
Sale of common stock	9,500	-	9,500
Cash funded from bankruptcy trust	-	-	1,000
Additional capital contributed to support operations	5,851	1,909	12,498

Net cash provided by financing activities	15,351	1,909	22,998

Increase (Decrease) in Cash	9,500	-	9,500

Cash at beginning of period	-		-

Cash at end of period	$9,500	$-	$9,500

Supplemental Disclosure of
Interest and Income Taxes Paid
Interest paid during the period	$-	$-	$-
Income taxes paid during the period	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

SMSA Ballinger Acquisition Corp.
(a development stage company)
Notes to Financial Statements
December 31, 2013

Note A - Background and Description of Business

SMSA Ballinger Acquisition Corp. (“Company”) was organized on October 4, 2011 as a Nevada corporation to effect the reincorporation of Senior Management Services of Heritage Oaks at Ballinger, Inc., a Texas corporation, (the Company’s predecessor company) mandated by the August 1, 2007 plan of reorganization discussed below.

The Company’s emergence from Chapter 11 of Title 11 of the United States Code on August 1, 2007 created the combination of a change in majority ownership and voting control - that is, loss of control by the then-existing stockholders, a court-approved reorganization, and a reliable measure of the entity’s fair value - resulting in a fresh start, creating, in substance, a new reporting entity.  Accordingly, the Company, post bankruptcy, had no significant assets, liabilities or operating activities.  Therefore, the Company, as a new reporting entity, qualified as a “development stage enterprise” as defined in Development Stage Entities topic of the FASB Accounting Standards Codification and Rule 12b-2 under the Securities Exchange Act of 1934, (“Exchange Act”).

On August 1, 2013, the Company entered into a share purchase agreement with Orsolya Peresztegi, also known as Orsolya Peresztegi Halter, pursuant to which she acquired 9.5 million shares of the Company’s common stock for $9,500 cash or $0.001 per share.   As a result of this transaction, there was a change in control of the Company with Ms. Peresztegi owning 94.7% of its 10,030,612 outstanding shares of common stock.

The Company entered into a distributor agreement on August 1, 2013.  The distributor agreement granted the Company the exclusive right to sell products of Snotarator LLC, a Frisco, Texas based Texas limited liability company.  The distribution rights are limited to countries within South America.  The term of the agreement expires on May 15, 2015 and may be extended for an additional two years with the written consent of both parties to the agreement.  Currently the distributor agreement relates to two products, Snotarator and Snotaphant nasal aspirator products.

The Company’s current business plan is to market and sell healthcare related consumer products in South America.  Under the Snotarator distributor agreement the Company initially intends to market the Snotarator nasal aspirator products to major discount and drugstore retail stores which offer consumer healthcare products in Brazil and Chile.  Additionally, the Company may offer its products directly to consumers through social media sites, internet retailers and by advertising on internet search engine websites.  The Company will market and sell in South America other consumer products as may from time to time become available to it through the distributor agreement with Snotarator. The Company also may enter into distributorship and license agreements for additional consumer healthcare products with manufacturers and other healthcare product distributors, which activity is not precluded by the distribution agreement with Snotarator LLC.

On April 15, 2014, the Company engaged HFG Consulting LLC, a Dallas based business consulting firm, who has agreed, for no consideration, to assist the Company with its initial marketing efforts in South America.  HFG Consulting LLC is an affiliate of Halter Financial Group, Inc. (“HFG”) and Halter Financial Investments LP (“HFI”), who owns 400,000 shares of the Company’s common stock.  Timothy P. Halter, a former officer and director of the Company, is a principal of HFG and HFI.

Note A – Background and Description of Business – Continued

HFG Consulting has developed relationships with accounting, legal and consulting firms in Sao Paulo, Brazil and Santiago, Chile.  The Company’s initial marketing strategy will be to ascertain through the South American business contacts of HFG Consulting whether or not its products and their price structure would be acceptable by consumers in Brazil and Chile.  Additionally it is anticipated that such firms will introduce the Company and its products to slotting agents, product distribution firms and representatives of drugstores and other retail stores.  The Company will initiate its marketing research efforts by the end of the third quarter this year.  The Company will take approximately six months for it to determine whether its products have marketing viability and to obtain indications of interest from sales organizations and retail outlets in Brazil and Chile.

If the Company receives affirmative responses from its initial marketing research efforts, the Company intends to seek the engagement of the services of slotting agents, product distribution firms and independent commissioned sales personnel to assist the Company with the promotion, marketing and commercialization of its products in Brazil and Chile.  The Company also will seek to enter into distributorship and license agreements for additional consumer healthcare products with manufacturers and other healthcare product distributors seeking to enter the Brazil and Chile markets or desiring to expand their products distribution in South America.

The Company does not have any current arrangements, understandings or agreements with any sales companies, or sales personnel to sell or distribute its products nor does the Company have any arrangements, understandings or agreements with any person or entity relating to the manufacture, marketing or distribution of any products, including its Snotarator nasal aspirator products.

Note B - Reorganization Under Chapter 11 of the U. S. Bankruptcy Code

On January 17, 2007, Senior Management Services of Heritage Oaks at Ballinger, Inc. and its affiliated companies (“SMS Companies” or “Debtors”) filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code.  During the three years prior to filing the reorganization petition, SMS Companies operated a chain of skilled nursing homes, located principally in Texas, which prior to the bankruptcy proceedings consisted of a total of 14 separate nursing facilities, ranging in size from approximately 114 beds to 325 beds.  In the aggregate, SMS Companies provided care to approximately 1,600 resident patients and employed over 1,400 employees.  A significant portion of the SMS Companies cash flow was provided by patients covered by Medicare and Medicaid.  The SMS Companies facilities provided round-the-clock care for the health, well-being, safety and medical needs of its patients.  The administrative and operational oversight of the nursing facilities was provided by an affiliated management company located in Arlington, Texas.  In 2005, SMS Companies obtained a secured credit facility from a financial institution.  The credit facility eventually was comprised of an $8.3 million term loan and a revolving loan of up to $15 million which was utilized for working capital and to finance the purchase of the real  property on which 2 of its nursing care facilities operated.  By late 2006, SMS Companies were in an "overadvance" position, whereby the amount of funds extended by the lender exceeded the amount of collateral eligible to be borrowed under the credit facility.  Beginning in September 2006, SMS Companies entered into the first of a series of forbearance agreements whereby the lender agreed to forebear from declaring the financing in default provided SMS Companies obtained a commitment from a new lender to refinance and restructure the credit  facility.  SMS Companies were unsuccessful in obtaining a commitment from a new lender and, on January 5, 2007, the lender declared SMS Companies in default and commenced foreclosure and collection proceedings.  On January 9, 2007, the lender agreed to provide an additional $1.7 million to fund payroll and permit a controlled transaction to bankruptcy.  Subsequently, on January 17, 2007, the SMS Companies filed a petition for reorganization under Chapter 11 of the Bankruptcy Code.

Note B – Reorganization Under Chapter 11 of the U.S. Bankruptcy Code – Continued

The First Amended, Modified Chapter 11 Plan, (the “Plan”) as presented by SMS Companies and their creditors was approved by the United States Bankruptcy Court, Northern District of Texas - Dallas Division on August 1, 2007.  The Plan, which contemplates the Company entering into a reverse merger or acquisition transaction, provided that certain identified claimants as well as unsecured creditors, in accordance with the allocation provisions of the Plan of Reorganization, and the Company’s new controlling stockholder would receive “new” shares of the Company’s post-reorganization common stock, pursuant to Section 1145(a) of the Bankruptcy Code (“Plan Shares”).  As a result of the Plan’s approval, all liens, security interests, encumbrances and other interests, as defined in the Plan of Reorganization, attach to the creditor’s trust.  Specific injunctions prohibited any of these claims from being asserted against the Company prior to the contemplated business transaction.

All assets, liabilities and other claims which arose in the processing of the bankruptcy proceedings, against the Company and it’s affiliated entities were combined into a single creditor’s trust for the purpose of distribution of funds to creditors.  Each of the individual SMS Companies entities otherwise remained separate corporate entities.  From the commencement of the bankruptcy proceedings through August 1, 2007 (the confirmation date of the plan of reorganization), all secured claims and/or administrative claims during this period were satisfied through either direct payment or negotiation.

Pursuant to the Plan, the pre-confirmation unsecured creditors of Senior Management Services of Heritage Oaks at Ballinger, Inc. (our predecessor company) agreed to accept Plan Shares in SMSA Ballinger Acquisition Corp., as reorganized, in lieu of asserting recovery of their claims against the Plan’s liquidating trust.

It was determined that SMSA Ballinger Acquisition Corp’s reorganization value computed immediately before the confirmation date of the Plan as approximately $1,000, which consisted of the following:

Current assets to be transferred to the post-confirmation entity	$1,000
Fair market value of property and equipment	-
Deposits with vendors and other assets transferred to the post-confirmation entity	-
Reorganization value	$1,000

Pursuant to the Plan, all of the operations of the Company were transferred to a combined creditor’s trust and, as approved by the Bankruptcy Court, a completely new entity was formed for purposes of completing the aforementioned reverse merger transaction.  The Company adopted fresh-start reporting because the holders of existing voting shares immediately before filing and confirmation of the Plan received less than 50.0% of the voting shares of the emerging entity and its reorganization value was not greater than its postpetition liabilities and allowed claims, as shown below:

Postpetition current liabilities	$-
Liabilities deferred pursuant to Chapter 11 proceeding	-
“New” common stock issued upon reorganization	1,000
Total postpetition liabilities and allowed claims	1,000
Reorganization value	(1,000)
Excess of liabilities over reorganization value	$-

Note B – Reorganization Under Chapter 11 of the U.S. Bankruptcy Code – Continued

The reorganization value of SMSA Ballinger Acquisition Corp. was determined in consideration of several factors and by reliance on various valuation methods, including discounting cash flow and price/earnings and other applicable ratios.  The factors considered by SMSA Ballinger Acquisition Corp. included the following:
•
Forecasted operating and cash flows results which gave effect to the estimated impact of
-Corporate restructuring and other operating program changes
-Limitations on the use of available net operating loss carryforwards and other tax attributes resulting from the Plan of Reorganization and other events

•	The discounted residual value at the end of the forecast period based on capitalized cash flows for the last year of that period.
•	Market share and position
•	Competition and general economic conditions
•	Projected sales growth
•	Potential profitability
•	Seasonality and working capital requirements

After consideration of SMSA Ballinger Acquisition Corp.’s debt capacity and other capital structure considerations, such as industry norms, projected earnings to fixed charges, projected earnings before interest and projected free cash flow to debt service and other applicable ratios, management determined that SMSA Ballinger Acquisition Corp.’s reorganization capital structure should be as follows:

Common Stock (530,612 “new” shares to be issued at $0.001 par value)	$531
Additional paid-in capital	469
Total reorganized capital structure	$1,000

As previously described, the cancellation of all existing shares outstanding at the date of the bankruptcy filing and the issuance of all “new” shares of the reorganized entity caused an issuance of shares of common stock and a related change of control of the Company with more than 50.0% of the “new” shares being held by persons and/or entities which were not pre-bankruptcy stockholders.  Accordingly, per the Reorganization topic of the FASB Accounting Standards Codification (“Reorganization topic”), the Company adopted fresh-start accounting as of the bankruptcy discharge date whereby all continuing assets and liabilities of the Company were restated to the fair market value.  The Reorganization topic further states that fresh start financial statements prepared by entities emerging from bankruptcy will not be comparable with those prepared before their plans were confirmed because they are, in fact, those of a new entity.  For accounting purposes, the Company adopted fresh start accounting in accordance with the Reorganization topic as of August 1, 2007, the confirmation date of the Plan.

As of August 1, 2007, in accordance with the Plan of Reorganization, the only asset of the Company was approximately $1,000 in cash transferred from the bankruptcy creditor’s trust.

The SMS Debtor Companies bankruptcy case is closed as a final decree has been entered.  The confirmation order of the Plan was effective on August 10, 2007.  No appeal was filed.  The Company was subject to the jurisdiction of the bankruptcy court until it consummated the business transaction with Snotarator LLC and issued 9.5 million of its shares of common stock to Orsolya Peresztegi on August 1, 2013.  Accordingly, the Company has filed a certificate of compliance with the bankruptcy court which stated that the requirements of the Plan had been met, resulting, as provided in the Plan, in the Company’s discharge to be deemed granted and that the confirmation order as applicable to the Company was effective.

The Company disclosed in the certificate of compliance which it filed with the bankruptcy court on August 5, 2013 the basic terms of the distributor and stock purchase agreements it entered into on August 1, 2013. Further the Company certified to the bankruptcy court in the certificate of compliance that the entry into the distributor agreement met the requirements of the Plan.  Under the provisions of the Plan, other than the Company’s requirement to file the certificate of compliance with the court, no further action was required by the Company or the bankruptcy court.

Note C - Preparation of Financial Statements

The Company follows the accrual basis of accounting in accordance with generally accepted accounting principles and has established a year-end for accounting purposes of December 31.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud.  The Company’s system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2)
valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

 Note D - Going Concern Uncertainty

The Company has no revenues, nominal cash, no operating assets, has conducted limited business activities and has a business plan with inherent risk.  Because of these factors, the Company’s auditors have issued an audit opinion on the Company’s annual financial statements which includes a statement describing our going concern status.  This means, in the auditor’s opinion, substantial doubt about the Company’s ability to continue as a going concern exists at the date of their opinion.

On August 1, 2013, the Company entered into a distributor agreement with Snotarator LLC, a Frisco, Texas based limited liability company, (Snotarator) to obtain the exclusive right to sell the products of Snotarator in South America.  Additionally, on August 1, 2013, the Company sold 9,500,000 shares of restricted, unregistered common stock to Orsolya Peresztegi Halter for $9,500, or $0.001 per share.  There is no assurance that the Company will be able to successfully exploit the distributor agreement or, if successful, that such exploitation will result in the appreciation of the Company’s stockholders’ investment in the then outstanding common stock.

The Company is dependent upon external sources of financing; including being fully dependent upon its majority stockholder to provide sufficient working capital to preserve the integrity of the Company’s corporate entity.  It is the intent of the Company’s majority stockholder to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity; however, no formal commitment or arrangements to advance or loan funds to the Company or repay any such advances or loans exist.  There is no legal obligation for the Company’s majority stockholder to provide additional future funding.  The Company and its majority stockholder are at the mercy of future economic trends and business operations for its majority stockholder to have the resources available to support the Company.  Should this pledge fail to provide financing, the Company has not identified any alternative sources of working capital to support its operations.

The Company’s ultimate existence is dependent upon its ability to generate sufficient cash flows from operations to support its daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis.  The Company may compensate providers of service to it by issuance of common stock in lieu of cash.

The Company anticipates offering equity or debt securities to potential investors through a private or public offering.  However, there is no assurance that it will be able to obtain funding through the sales of additional equity or debt securities or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company.

Note D – Going Concern Uncertainty - Continued

The Company’s Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock and 100,000,000 shares of common stock.  The Company’s ability to issue preferred stock may limit its ability to obtain debt or equity financing as well as impede potential takeover, which takeover may be in the best interest of stockholders.  The Company’s ability to issue these authorized but unissued securities may also negatively impact its ability to raise additional capital through the sale of debt or equity securities.

In such a restricted cash flow scenario, the Company may be unable to complete its business plan steps, and would, instead, delay all cash intensive activities.  Without necessary cash flow or additional funding, it may become dormant until such time as sufficient working capital becomes available.

While the Company is of the opinion that good faith estimates of its ability to secure additional capital in the future to reach its goals have been made, there is no guarantee that it will receive sufficient funding to sustain operations or implement any future business plan steps.

Note E - Summary of Significant Accounting Policies

1.	Cash and cash equivalents

The Company considers all cash on hand and in banks, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

2.	Reorganization costs

The Company has adopted the provisions required by the Start-Up Activities topic of the FASB Accounting Standards Codification whereby all costs incurred with the incorporation and reorganization of the Company were charged to operations as incurred.

3.	Intangible assets

Intangible assets are recorded at historical acquisition cost.  In accordance with the FASB Accounting Standards Codification, the Company follows the policy of evaluating all intangible assets as of the end of each reporting quarter.

4.	Income taxes

The Company files income tax returns in the United States of America and various states, as appropriate and applicable.  As a result of the Company’s bankruptcy action, the Company is no longer subject to U.S. federal, state and local, as applicable, income tax examinations by regulatory taxing authorities for any period prior to August 1, 2007.  The Company does not anticipate any examinations of returns filed for periods ending after August 1, 2007.

The Company uses the asset and liability method of accounting for income taxes.  At December 31, 2013 and 2012, respectively, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences.  Temporary differences generally represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals, as well as the potential impact of any net operating loss carryforwards (s) and their potential utilization.

The Company has adopted the provisions required by the Income Taxes topic of the FASB Accounting Standards Codification.  The Codification Topic requires the recognition of potential liabilities as a result of management’s acceptance of potentially uncertain positions for income tax treatment on a “more-likely-than-not” probability of an assessment upon examination by a respective taxing authority.  As a result of the implementation of Codification’s Income Tax Topic, the Company did not incur any liability for unrecognized tax benefits.

Note E – Summary of Significant Account Policies - Continued

5.	Income (Loss) per share

Basic earnings (loss) per share is computed by dividing the net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the respective period presented in the Company’s accompanying financial statements.

Fully diluted earnings (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of common stock equivalents (primarily outstanding options and warrants).

Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company’s net income (loss) position at the calculation date.

As of December 31, 2013 and 2012, respectively, the Company had no outstanding stock warrants, options or convertible securities which could be considered as dilutive for purposes of the loss per share calculation.

6.	Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flows.

Note F - Related Party Transactions

The Company does not have any special committee, policy or procedure related to the review, approval or ratification of related party transactions.  During the fiscal years ended December 31, 2013 and 2012, respectively, there have not been any related party transactions between the Company  and any of its directors, officers and principal stockholders, except for the following:

●
The participation of HFG and Timothy P. Halter, our former officer and director, in our plan of reorganization, which included the payment of certain operating expenses by HFG and/or HFI, and, in accordance with the Plan, the original issuance to HFG of 400,000 shares of our common stock for satisfaction of certain administrative claims;

●
The entry into the distributor agreement on August 1, 2013 with Snotarator LLC., a limited liability company in which Orsolya Peresztegi (our current sole officer, director and majority stockholder) also serves as a manager and is a principal owner;

●	The sale on August 1, 2013 of 9.5 million shares of our common stock to Orsolya Peresztegi for $9,500 cash; and

●	The agreement by HFG Consulting, an affiliate of Timothy P. Halter, to assist the Company, for no consideration, with its market research efforts in Brazil and Chile.

HFG and/or HFI collectively contributed approximately $5,851, $1,909 and $12,498 during the fiscal years ended December 31, 2013 and 2012, and for the period from August 1, 2007 (date of bankruptcy settlement) through December 31, 2013 respectively, to support our operations during such periods.

Note G - Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Interest rate risk is the risk that the Company’s earnings are subject to fluctuations in interest rates on either investments or on debt and is fully dependent upon the volatility of these rates.  The Company does not use derivative instruments to moderate its exposure to interest rate risk, if any.

Financial risk is the risk that the Company’s earnings are subject to fluctuations in interest rates or foreign exchange rates and are fully dependent upon the volatility of these rates.  The Company does not use derivative instruments to moderate its exposure to financial risk, if any.

Note H - Income Taxes

As of December 31, 2013, the Company has a net operating loss carryforward of approximately $19,938 to offset future taxable income after the effect of the August 2013 change in control transaction.  The amount and availability of any net operating loss carryforwards will be subject to the limitations set forth in the Internal Revenue Code.  Such factors as the number of shares ultimately issued within a three year look-back period; whether there is a deemed more than 50 percent change in control; the applicable long-term tax exempt bond rate; continuity of historical business; and subsequent income of the Company all enter into the annual computation of allowable annual utilization of any net operating loss carryforward(s).

The Company's income tax expense (benefit) for the years ended December 31, 2013 and 2012 and for the period from August 1, 2007 (date of bankruptcy settlement) through December 31, 2013 varied from the statutory rate of 34% as follows:

			Period from August 1, 2007 (date of bankruptcy settlement) through
	Year Ended December 31,		December 31,
	2013	2012	2013
Statutory rate applied to income before income taxes	$(6,800)	$(2,600)	$(6,800)
Increase (decrease) in income taxes resulting from:
State income taxes
Other, including reserve for deferred tax asset and application of net operating loss carryforward	6,800	2,600	6,800
Income tax expense	$-	$-	$-

Note H - Income Taxes - continued

The Company’s only temporary difference due to statutory requirements in the recognition of assets and liabilities for tax and financial reporting purposes, as of December 31, 2013 and 2012, respectively, relate solely to the Company’s net operating loss carryforward(s).  This difference gives rise to the financial statement carrying amounts and tax bases of assets and liabilities causing either deferred tax assets or liabilities, as necessary, as of December 31, 2013 and 2012, respectively:

	December 31,
Deferred tax assets	2013	2012
Net operating loss carryforwards	$6,800	$2,600
Less valuation allowance	(6,800)	(2,600)
Net Deferred Tax Asset	$-	$-

During the years ended December 31, 2013 and 2012, respectively, the valuation allowance for the deferred tax asset increased by approximately $4,200 and $600.

Note I - Capital Stock Transactions

Pursuant to the Plan affirmed by the U. S. Bankruptcy Court - Northern District of Texas - Dallas Division, the Company issued a sufficient number of Plan Shares to meet the requirements of the Plan.  Such number was estimated in the Plan to be approximately 500,000 Plan Shares relative to each Post Confirmation Debtor.

As provided in the Plan, 80% of the Plan Shares of the Company were issued to HFG in exchange for the release of its Allowed Administrative Claims, for the performance of certain services and the payment of certain fees related to the anticipated reverse merger or acquisition transactions described in the Plan.  The remaining 20.0% of the Plan Shares of the Company were issued to other holders of various claims as defined in the Plan.

The Company issued an aggregate 530,612 shares of the Company’s “new” common stock to all unsecured creditors, including 400,000 shares issued to HFG in settlement of all unpaid pre-confirmation obligations of the Company and/or the bankruptcy trust.  The 530,612 Plan Shares were issued pursuant to Section 1145 of the U.S. Bankruptcy Code.

Effective October 4, 2011, as allowed under the Plan, HFG transferred its 400,000 Plan Shares to Halter Financial Investments, L.P. (“HFI”),  a Texas limited partnership controlled by Timothy P. Halter, a former officer and director of the Company.

On August 1, 2013, the Company entered into a share purchase agreement with Orsolya Peresztegi, pursuant to which she acquired 9.5 million shares of the Company’s common stock for $9,500, or $0.001 per shares. As a result of this transaction, 10,030,612 shares of the Company’s common stock are currently issued and outstanding. The Company relied upon Section 4(2) of the Securities Act of 1933, as amended, for an exemption from registration on these shares and no underwriter was used in this transaction.

Note J - Subsequent Events

Management has evaluated all other activity of the Company through the issue date of the financial statements and concluded that no subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to restated financial statements.

SMSA Ballinger Acquisition Corp.
 (a development stage company)

Contents

Financial Statements	Page

Balance Sheets	F-2
as of June 30 (unaudited) and December 31, 2013

Statement of Operations	F-3
for the six months ended June 30, 2014 and 2013 and
for the period from August 1, 2007 (date of bankruptcy
settlement) through June 30, 2014 – (unaudited)

Statement of Cash Flows	F-4
for the six months ended June 30, 2014 and 2013 and
for the period from August 1, 2007 (date of bankruptcy
settlement) through June 30, 2014 – (unaudited)

Notes to Financial Statements – (unaudited)	F5 – F-14

F - 1

SMSA Ballinger Acquisition Corp.
(a development stage company)
Balance Sheets

	June 30,	December 31,
	2014	2013
ASSETS	(unaudited)	(audited)
Current Assets
Cash on hand and in bank	$442	$9,500

Total Assets	$442	$9,500

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable - trade	$4,440	$6,440

Total Liabilities	4,440	6,440

Commitments and Contingencies

Stockholders' Equity (Deficit)
Preferred stock - $0.001 par value
10,000,000 shares authorized.
None issued and outstanding	-	-
Common stock - $0.001 par value.
100,000,000 shares authorized.
10,030,612 shares issued and outstanding	10,031	10,031
Additional paid-in capital	13,367	12,967
Deficit accumulated during the development stage	(27,396)	(19,938)
Total Stockholders' Equity (Deficit)	(3,998)	3,060

Total Liabilities and Stockholders’ Equity (Deficit)	$442	$9,500

The accompanying notes are an integral part of these unaudited financial statements

F - 2

SMSA Ballinger Acquisition Corp.
(a development stage company)
Statements of Operations
(unaudited)
			Period from
			August 1, 2007
			(date of bankruptcy
			settlement)
	For the Six Months Ended		through
	June 30,	June 30,	June 30,
	2014	2013	2014

Revenues	$-	$-	$-

Operating expenses
Reorganization costs	-	-	2,200
Professional fees	7,398	-	21,871
Other general and administrative costs	60	-	3,325

Total operating expenses	7,458	-	27,396

Loss from operations	(7,458)	-	(27,396)

Provision for income taxes	-	-	-

Net Loss	$(7,458)	$-	(27,396)

Net loss per weighted-average share
of common stock outstanding,
computed on net loss - basic
and fully diluted	$(0.00)	$-

Weighted-average number of
shares of common stock
outstanding - basic and
fully diluted	10,030,612	530,612

The accompanying notes are an integral part of these unaudited financial statements

F - 3

SMSA Ballinger Acquisition Corp.
(a development stage company)
Statements of Cash Flows
(unaudited)
			Period from
			August 1, 2007
			(date of bankruptcy
			settlement)
	For the Six Months Ended		through
	June 30,	June 30,	June 30,
	2014	2013	2014
Cash Flows from Operating Activities
Net loss for the period	$(7,458)	$-	$(27,396)
Adjustments to reconcile net loss
to net cash used in operating activities
Increase (Decrease) in Accounts payable	(2,000)	-	4,440

Net cash used in operating activities	(9,458)	-	(22,956)

Cash Flows from Investing Activities	-	-	-

Cash Flows from Financing Activities
Sale of common stock	-	-	9,500
Cash funded from bankruptcy trust	-	-	1,000
Additional capital contributed to support operations	400	-	12,898

Net cash provided by financing activities	400	-	23,398

Increase (Decrease) in Cash	(9,058)	-	442

Cash at beginning of period	9,500	-	-

Cash at end of period	$442	$-	$442

Supplemental Disclosure of
Interest and Income Taxes Paid
Interest paid during the period	$-	$-	$-
Income taxes paid during the period	$-	$-	$-

The accompanying notes are an integral part of these unaudited financial statements

F - 4

SMSA Ballinger Acquisition Corp.
(a development stage company)
Notes to Financial Statements
June 30 (unaudited)

Note A - Background and Description of Business

SMSA Ballinger Acquisition Corp. (“Company”) was organized on October 4, 2011 as a Nevada corporation to effect the reincorporation of Senior Management Services of Heritage Oaks at Ballinger, Inc., a Texas corporation, (the Company’s predecessor company) mandated by the August 1, 2007 plan of reorganization discussed below.

The Company’s emergence from Chapter 11 of Title 11 of the United States Code on August 1, 2007 created the combination of a change in majority ownership and voting control - that is, loss of control by the then-existing stockholders, a court-approved reorganization, and a reliable measure of the entity’s fair value - resulting in a fresh start, creating, in substance, a new reporting entity.  Accordingly, the Company, post bankruptcy, had no significant assets, liabilities or operating activities.  Therefore, the Company, as a new reporting entity, qualified as a “development stage enterprise” as defined in Development Stage Entities topic of the FASB Accounting Standards Codification and Rule 12b-2 under the Securities Exchange Act of 1934, (“Exchange Act”).

On August 1, 2013, the Company entered into a share purchase agreement with Orsolya Peresztegi, also known as Orsolya Peresztegi Halter, pursuant to which she acquired 9.5 million shares of the Company’s common stock for $9,500 cash or $0.001 per share.   As a result of this transaction, there was a change in control of the Company with Ms. Peresztegi owning 94.7% of its 10,030,612 outstanding shares of common stock.

The Company entered into a distributor agreement on August 1, 2013.  The distributor agreement granted the Company the exclusive right to sell products of Snotarator LLC, a Frisco, Texas based Texas limited liability company.  The distribution rights are limited to countries within South America.  The term of the agreement expires on May 15, 2015 and may be extended for an additional two years with the written consent of both parties to the agreement.  Currently the distributor agreement relates to two products, Snotarator and Snotaphant nasal aspirator products.

The Company’s current business plan is to market and sell healthcare related consumer products in South America.  Under the Snotarator distributor agreement the Company initially intends to market the Snotarator nasal aspirator products to major discount and drugstore retail stores which offer consumer healthcare products in Brazil and Chile.  Additionally, the Company may offer its products directly to consumers through social media sites, internet retailers and by advertising on internet search engine websites.  The Company will market and sell in South America other consumer products as may from time to time become available to it through the distributor agreement with Snotarator. The Company also may enter into distributorship and license agreements for additional consumer healthcare products with manufacturers and other healthcare product distributors, which activity is not precluded by the distribution agreement with Snotarator LLC.

On April 15, 2014, the Company engaged HFG Consulting LLC, a Dallas based business consulting firm, who has agreed, for no consideration, to assist the Company with its initial marketing efforts in South America.  HFG Consulting LLC is an affiliate of Halter Financial Group, Inc. (“HFG”) and Halter Financial Investments LP (“HFI”), who owns 400,000 shares of the Company’s common stock.  Timothy P. Halter, a former officer and director of the Company, is a principal of HFG and HFI.

F - 5

Note A – Background and Description of Business – Continued

HFG Consulting has developed relationships with accounting, legal and consulting firms in Sao Paulo, Brazil and Santiago, Chile.  The Company’s initial marketing strategy will be to ascertain through the South American business contacts of HFG Consulting whether or not its products and their price structure would be acceptable by consumers in Brazil and Chile.  Additionally it is anticipated that such firms will introduce the Company and its products to slotting agents, product distribution firms and representatives of drugstores and other retail stores.  The Company will initiate its marketing research efforts by the end of the third quarter this year.  The Company will take approximately six months for it to determine whether its products have marketing viability and to obtain indications of interest from sales organizations and retail outlets in Brazil and Chile.

If the Company receives affirmative responses from its initial marketing research efforts, the Company intends to seek the engagement of the services of slotting agents, product distribution firms and independent commissioned sales personnel to assist the Company with the promotion, marketing and commercialization of its products in Brazil and Chile.  The Company also will seek to enter into distributorship and license agreements for additional consumer healthcare products with manufacturers and other healthcare product distributors seeking to enter the Brazil and Chile markets or desiring to expand their products distribution in South America.

The Company does not have any current arrangements, understandings or agreements with any sales companies, or sales personnel to sell or distribute its products nor does the Company have any arrangements, understandings or agreements with any person or entity relating to the manufacture, marketing or distribution of any products, including its Snotarator nasal aspirator products.

Note B - Reorganization Under Chapter 11 of the U. S. Bankruptcy Code

On January 17, 2007, Senior Management Services of Heritage Oaks at Ballinger, Inc. and its affiliated companies (“SMS Companies” or “Debtors”) filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code.  During the three years prior to filing the reorganization petition, SMS Companies operated a chain of skilled nursing homes, located principally in Texas, which prior to the bankruptcy proceedings consisted of a total of 14 separate nursing facilities, ranging in size from approximately 114 beds to 325 beds.  In the aggregate, SMS Companies provided care to approximately 1,600 resident patients and employed over 1,400 employees.  A significant portion of the SMS Companies cash flow was provided by patients covered by Medicare and Medicaid.  The SMS Companies facilities provided round-the-clock care for the health, well-being, safety and medical needs of its patients.  The administrative and operational oversight of the nursing facilities was provided by an affiliated management company located in Arlington, Texas.  In 2005, SMS Companies obtained a secured credit facility from a financial institution.  The credit facility eventually was comprised of an $8.3 million term loan and a revolving loan of up to $15 million which was utilized for working capital and to finance the purchase of the real  property on which 2 of its nursing care facilities operated.  By late 2006, SMS Companies were in an "overadvance" position, whereby the amount of funds extended by the lender exceeded the amount of collateral eligible to be borrowed under the credit facility.  Beginning in September 2006, SMS Companies entered into the first of a series of forbearance agreements whereby the lender agreed to forebear from declaring the financing in default provided SMS Companies obtained a commitment from a new lender to refinance and restructure the credit  facility.  SMS Companies were unsuccessful in obtaining a commitment from a new lender and, on January 5, 2007, the lender declared SMS Companies in default and commenced foreclosure and collection proceedings.  On January 9, 2007, the lender agreed to provide an additional $1.7 million to fund payroll and permit a controlled transaction to bankruptcy.  Subsequently, on January 17, 2007, the SMS Companies filed a petition for reorganization under Chapter 11 of the Bankruptcy Code.

F - 6

Note B – Reorganization Under Chapter 11 of the U.S. Bankruptcy Code – Continued

The First Amended, Modified Chapter 11 Plan, (the “Plan”) as presented by SMS Companies and their creditors was approved by the United States Bankruptcy Court, Northern District of Texas - Dallas Division on August 1, 2007.  The Plan, which contemplates the Company entering into a reverse merger or acquisition transaction, provided that certain identified claimants as well as unsecured creditors, in accordance with the allocation provisions of the Plan of Reorganization, and the Company’s new controlling stockholder would receive “new” shares of the Company’s post-reorganization common stock, pursuant to Section 1145(a) of the Bankruptcy Code (“Plan Shares”).  As a result of the Plan’s approval, all liens, security interests, encumbrances and other interests, as defined in the Plan of Reorganization, attach to the creditor’s trust.  Specific injunctions prohibited any of these claims from being asserted against the Company prior to the contemplated business transaction.

All assets, liabilities and other claims which arose in the processing of the bankruptcy proceedings, against the Company and it’s affiliated entities were combined into a single creditor’s trust for the purpose of distribution of funds to creditors.  Each of the individual SMS Companies entities otherwise remained separate corporate entities.  From the commencement of the bankruptcy proceedings through August 1, 2007 (the confirmation date of the plan of reorganization), all secured claims and/or administrative claims during this period were satisfied through either direct payment or negotiation.

Pursuant to the Plan, the pre-confirmation unsecured creditors of Senior Management Services of Heritage Oaks at Ballinger, Inc. (our predecessor company) agreed to accept Plan Shares in SMSA Ballinger Acquisition Corp., as reorganized, in lieu of asserting recovery of their claims against the Plan’s liquidating trust.

It was determined that SMSA Ballinger Acquisition Corp’s reorganization value computed immediately before the confirmation date of the Plan as approximately $1,000, which consisted of the following:

Current assets to be transferred to the post-confirmation entity	$1,000
Fair market value of property and equipment	-
Deposits with vendors and other assets transferred to the post-confirmation entity	-
Reorganization value	$1,000

Pursuant to the Plan, all of the operations of the Company were transferred to a combined creditor’s trust and, as approved by the Bankruptcy Court, a completely new entity was formed for purposes of completing the aforementioned reverse merger transaction.  The Company adopted fresh-start reporting because the holders of existing voting shares immediately before filing and confirmation of the Plan received less than 50.0% of the voting shares of the emerging entity and its reorganization value was not greater than its postpetition liabilities and allowed claims, as shown below:

Postpetition current liabilities	$-
Liabilities deferred pursuant to Chapter 11 proceeding	-
“New” common stock issued upon reorganization	1,000
Total postpetition liabilities and allowed claims	1,000
Reorganization value	(1,000)
Excess of liabilities over reorganization value	$-

F - 7

Note B – Reorganization Under Chapter 11 of the U.S. Bankruptcy Code – Continued

The reorganization value of SMSA Ballinger Acquisition Corp. was determined in consideration of several factors and by reliance on various valuation methods, including discounting cash flow and price/earnings and other applicable ratios.  The factors considered by SMSA Ballinger Acquisition Corp. included the following:

•
Forecasted operating and cash flows results which gave effect to the estimated impact of
-Corporate restructuring and other operating program changes
-Limitations on the use of available net operating loss carryforwards and other tax attributes resulting from the Plan of Reorganization and other events

•	The discounted residual value at the end of the forecast period based on capitalized cash flows for the last year of that period.
•	Market share and position
•	Competition and general economic conditions
•	Projected sales growth
•	Potential profitability
•	Seasonality and working capital requirements

After consideration of SMSA Ballinger Acquisition Corp.’s debt capacity and other capital structure considerations, such as industry norms, projected earnings to fixed charges, projected earnings before interest and projected free cash flow to debt service and other applicable ratios, management determined that SMSA Ballinger Acquisition Corp.’s reorganization capital structure should be as follows:

Common Stock (530,612 “new” shares to be issued at $0.001 par value)	$531
Additional paid-in capital	469
Total reorganized capital structure	$1,000

As previously described, the cancellation of all existing shares outstanding at the date of the bankruptcy filing and the issuance of all “new” shares of the reorganized entity caused an issuance of shares of common stock and a related change of control of the Company with more than 50.0% of the “new” shares being held by persons and/or entities which were not pre-bankruptcy stockholders.  Accordingly, per the Reorganization topic of the FASB Accounting Standards Codification (“Reorganization topic”), the Company adopted fresh-start accounting as of the bankruptcy discharge date whereby all continuing assets and liabilities of the Company were restated to the fair market value.  The Reorganization topic further states that fresh start financial statements prepared by entities emerging from bankruptcy will not be comparable with those prepared before their plans were confirmed because they are, in fact, those of a new entity.  For accounting purposes, the Company adopted fresh start accounting in accordance with the Reorganization topic as of August 1, 2007, the confirmation date of the Plan.

As of August 1, 2007, in accordance with the Plan of Reorganization, the only asset of the Company was approximately $1,000 in cash transferred from the bankruptcy creditor’s trust.

The SMS Debtor Companies bankruptcy case is closed as a final decree has been entered.  The confirmation order of the Plan was effective on August 10, 2007.  No appeal was filed.  The Company was subject to the jurisdiction of the bankruptcy court until it consummated the business transaction with Snotarator LLC and issued 9.5 million of its shares of common stock to Orsolya Peresztegi on August 1, 2013.  Accordingly, the Company has filed a certificate of compliance with the bankruptcy court which stated that the requirements of the Plan had been met, resulting, as provided in the Plan, in the Company’s discharge to be deemed granted and that the confirmation order as applicable to the Company was effective.

F - 8

Note B – Reorganization Under Chapter 11 of the U.S. Bankruptcy Code – Continued

The Company disclosed in the certificate of compliance which it filed with the bankruptcy court on August 5, 2013 the basic terms of the distributor and stock purchase agreements it entered into on August 1, 2013. Further the Company certified to the bankruptcy court in the certificate of compliance that the entry into the distributor agreement met the requirements of the Plan.  Under the provisions of the Plan, other than the Company’s requirement to file the certificate of compliance with the court, no further action was required by the Company or the bankruptcy court.

Note C - Preparation of Financial Statements

The Company follows the accrual basis of accounting in accordance with generally accepted accounting principles and has established a year-end for accounting purposes of December 31.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud.  The Company’s system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2)  valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

 Note D - Going Concern Uncertainty

The Company has no revenues, nominal cash, no operating assets, has conducted limited business activities and has a business plan with inherent risk.  Because of these factors, the Company’s auditors have issued an audit opinion on the Company’s annual financial statements which includes a statement describing our going concern status.  This means, in the auditor’s opinion, substantial doubt about the Company’s ability to continue as a going concern exists at the date of their opinion.

On August 1, 2013, the Company entered into a distributor agreement with Snotarator LLC, a Frisco, Texas based limited liability company, (Snotarator) to obtain the exclusive right to sell the products of Snotarator in South America.  Additionally, on August 1, 2013, the Company sold 9,500,000 shares of restricted, unregistered common stock to Orsolya Peresztegi Halter for $9,500, or $0.001 per share.  There is no assurance that the Company will be able to successfully exploit the distributor agreement or, if successful, that such exploitation will result in the appreciation of the Company’s stockholders’ investment in the then outstanding common stock.

The Company is dependent upon external sources of financing; including being fully dependent upon its majority stockholder to provide sufficient working capital to preserve the integrity of the Company’s corporate entity.  It is the intent of the Company’s majority stockholder to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity; however, no formal commitment or arrangements to advance or loan funds to the Company or repay any such advances or loans exist.  There is no legal obligation for the Company’s majority stockholder to provide additional future funding.  The Company and its majority stockholder are at the mercy of future economic trends and business operations for its majority stockholder to have the resources available to support the Company.  Should this pledge fail to provide financing, the Company has not identified any alternative sources of working capital to support its operations.

F - 9

Note D – Going Concern Uncertainty - Continued

The Company’s ultimate existence is dependent upon its ability to generate sufficient cash flows from operations to support its daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis.  The Company may compensate providers of service to it by issuance of common stock in lieu of cash.

The Company anticipates offering equity or debt securities to potential investors through a private or public offering.  However, there is no assurance that it will be able to obtain funding through the sales of additional equity or debt securities or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company.

The Company’s Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock and 100,000,000 shares of common stock.  The Company’s ability to issue preferred stock may limit its ability to obtain debt or equity financing as well as impede potential takeover, which takeover may be in the best interest of stockholders.  The Company’s ability to issue these authorized but unissued securities may also negatively impact its ability to raise additional capital through the sale of debt or equity securities.

In such a restricted cash flow scenario, the Company may be unable to complete its business plan steps, and would, instead, delay all cash intensive activities.  Without necessary cash flow or additional funding, it may become dormant until such time as sufficient working capital becomes available.

While the Company is of the opinion that good faith estimates of its ability to secure additional capital in the future to reach its goals have been made, there is no guarantee that it will receive sufficient funding to sustain operations or implement any future business plan steps.

Note E - Summary of Significant Accounting Policies

1.	Cash and cash equivalents

The Company considers all cash on hand and in banks, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

2.	Reorganization costs

The Company has adopted the provisions required by the Start-Up Activities topic of the FASB Accounting Standards Codification whereby all costs incurred with the incorporation and reorganization of the Company were charged to operations as incurred.

3.	Income taxes

The Company files income tax returns in the United States of America and various states, as appropriate and applicable.  As a result of the Company’s bankruptcy action, the Company is no longer subject to U.S. federal, state and local, as applicable, income tax examinations by regulatory taxing authorities for any period prior to August 1, 2007.  The Company does not anticipate any examinations of returns filed for periods ending after August 1, 2007.

F - 10

Note E – Summary of Significant Account Policies - Continued

3.	Income taxes - continued

The Company uses the asset and liability method of accounting for income taxes.  At June 30, 2014 and December 31, 2013, respectively, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences.  Temporary differences generally represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals, as well as the potential impact of any net operating loss carryforwards (s) and their potential utilization.

The Company has adopted the provisions required by the Income Taxes topic of the FASB Accounting Standards Codification.  The Codification Topic requires the recognition of potential liabilities as a result of management’s acceptance of potentially uncertain positions for income tax treatment on a “more-likely-than-not” probability of an assessment upon examination by a respective taxing authority.  As a result of the implementation of Codification’s Income Tax Topic, the Company did not incur any liability for unrecognized tax benefits.

4.	Income (Loss) per share

Basic earnings (loss) per share is computed by dividing the net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the respective period presented in the Company’s accompanying financial statements.

Fully diluted earnings (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of common stock equivalents (primarily outstanding options and warrants).

Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company’s net income (loss) position at the calculation date.

As of June 30, 2014 and December 31, 2013, respectively, the Company had no outstanding stock warrants, options or convertible securities which could be considered as dilutive for purposes of the loss per share calculation.

5.	Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flows.

Note F - Related Party Transactions

The Company does not have any special committee, policy or procedure related to the review, approval or ratification of related party transactions.  During the six month period ended June 30, 2014 and the fiscal year ended December 31, 2013, respectively, there have not been any related party transactions between the Company and any of its directors, officers and principal stockholders except for the following:

F - 11

●
The participation of HFG and Timothy P. Halter, our former officer and director, in our plan of reorganization, which included the payment of certain operating expenses by HFG and/or HFI, and, in accordance with the Plan, the original issuance to HFG of 400,000 shares of our common stock for satisfaction of certain administrative claims;

●
The entry of an agreement on April 15, 2014 into the distributor agreement on August 1, 2013 with Snotarator LLC., a limited liability company in which Orsolya Peresztegi (our current sole officer, director and majority stockholder) also serves as a manager and is a principal owner;

●	The sale on August 1, 2013 of 9.5 million shares of our common stock to Orsolya Peresztegi for $9,500 cash; and

●	The entry on April 15, 2014 of an agreement with HFG Consulting, an affiliate of Timothy P. Halter, to assist the Company, for no consideration, with its market research efforts in Brazil and Chile.

●
HFG and/or HFI collectively contributed approximately $400, $5,851 and $12,498 for the six months ended June 30, 2014, for the year ended December 31, 2013 and for the period from August 1, 2007 (date of bankruptcy settlement) through June 30, 2014 respectively, to support our operations during such periods and was recorded as additional paid in capital.

Note G - Fair Value of Financial Instruments

The carrying amount of cash and accounts payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

ASC 820, “Fair Value Measurements and Disclosure,” (“ASC 820”) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, not adjusted for transaction costs. ASC 820 also establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels giving the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels are described below:

Level 1 Inputs — Unadjusted quoted prices in active markets for identical assets or liabilities that is accessible by the Company;

Level 2 Inputs — Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly;

Level 3 Inputs — Unobservable inputs for the asset or liability including significant assumptions of the Company and other market participants.

Except for those assets and liabilities which are required by authoritative accounting guidance to be recorded at fair value in the Company’s balance sheets, the Company has elected not to record any other assets or liabilities at fair value, as permitted by ASC 820. No events occurred during the year ended December 31, 2013 which would require adjustment to the recognized balances of assets or liabilities which are recorded at fair value on a nonrecurring basis.

F - 12

Note H - Income Taxes

As of June 30, 2014, the Company has a net operating loss carryforward of approximately $27,396 to offset future taxable income after the effect of the August 2013 change in control transaction.  The amount and availability of any net operating loss carryforwards will be subject to the limitations set forth in the Internal Revenue Code.  Such factors as the number of shares ultimately issued within a three year look-back period; whether there is a deemed more than 50 percent change in control; the applicable long-term tax exempt bond rate; continuity of historical business; and subsequent income of the Company all enter into the annual computation of allowable annual utilization of any net operating loss carryforward(s).

The Company's income tax expense (benefit) for the six months ended June 30, 2014 and for the period from August 1, 2007 (date of bankruptcy settlement) through June 30, 2014 varied from the statutory rate of 34% as follows:

	Six Months Ended		Period from August 1, 2007 (date of bankruptcy settlement) through
	June 30,		June 30,
	2014	2013	2014
Statutory rate applied to income before income taxes	$(2,500)	$-	$(9,300)
Increase (decrease) in income taxes resulting from:
State income taxes
Other, including reserve for deferred tax asset and application of net operating loss carryforward	2,500	-	9,300
Income tax expense	$-	$-	$-

The Company’s only temporary difference due to statutory requirements in the recognition of assets and liabilities for tax and financial reporting purposes, as of June 30, 2014 and December 31, 2013, respectively, relate solely to the Company’s net operating loss carryforward(s).  This difference gives rise to the financial statement carrying amounts and tax bases of assets and liabilities causing either deferred tax assets or liabilities, as necessary, as of June 30, 2014 and December 31, 2013, respectively:

	June 30,	December 31,
Deferred tax assets	2014	2013
Net operating loss carryforwards	$9,300	$6,800
Less valuation allowance	(9,300)	(6,800)
Net Deferred Tax Asset	$-	$-

During the six months ended June 30, 2014 and the year ended December 31, 2013, respectively, the valuation allowance for the deferred tax asset increased  by approximately $2,500 and $4,200.

F - 13

Note I - Capital Stock Transactions

Pursuant to the Plan affirmed by the U. S. Bankruptcy Court - Northern District of Texas - Dallas Division, the Company issued a sufficient number of Plan Shares to meet the requirements of the Plan.  Such number was estimated in the Plan to be approximately 500,000 Plan Shares relative to each Post Confirmation Debtor.

As provided in the Plan, 80% of the Plan Shares of the Company were issued to HFG in exchange for the release of its Allowed Administrative Claims, for the performance of certain services and the payment of certain fees related to the anticipated reverse merger or acquisition transactions described in the Plan.  The remaining 20.0% of the Plan Shares of the Company were issued to other holders of various claims as defined in the Plan.

The Company issued an aggregate 530,612 shares of the Company’s “new” common stock to all unsecured creditors, including 400,000 shares issued to HFG in settlement of all unpaid pre-confirmation obligations of the Company and/or the bankruptcy trust.  The 530,612 Plan Shares were issued pursuant to Section 1145 of the U.S. Bankruptcy Code.

Effective October 4, 2011, as allowed under the Plan, HFG transferred its 400,000 Plan Shares to Halter Financial Investments, L.P. (“HFI”),  a Texas limited partnership controlled by Timothy P. Halter, a former officer and director of the Company.

On August 1, 2013, the Company entered into a share purchase agreement with Orsolya Peresztegi, pursuant to which she acquired 9.5 million shares of the Company’s common stock for $9,500, or $0.001 per shares. As a result of this transaction, 10,030,612 shares of the Company’s common stock are currently issued and outstanding. The Company relied upon Section 4(2) of the Securities Act of 1933, as amended, for an exemption from registration on these shares and no underwriter was used in this transaction.

Note J - Subsequent Events

Management has evaluated all other activity of the Company through the issue date of the financial statements and concluded that no subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to restated financial statements.

F - 14

SIGNATURES

In accordance with Section 12 of the Exchange Act, the Company caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SMSA BALLINGER ACQUISITON CORP.

DATE: August 5, 2014	By:	/s/ Orsolya Peresztegi
Orsolya Peresztegi, President, Secretary, Chief Executive Officer, Chief Financial Officer and Sole Director

INDEX OF EXHIBITS

The following documents are filed as exhibits to this Registration Statement

Exhibit                                                                 Description of Exhibit

2.1*
First Amended, Modified Chapter 11 Plan Proposed by Debtors, In the United States Bankruptcy Court, Northern District of Texas, Dallas Division, In Re: Senior Management Services of Treemont, Inc., et. al., Debtors, Case No. 07-30230, Jointly Administered, dated August 1, 2007.

2.2*	Order Confirming First Amended, Modified Chapter 11 Plan Proposed by Debtors, Case No. 07-30230, signed August 1, 2007.

2.3*	Notice of Entry of Confirmation Order dated August 10, 2007.

2.4*	Post Confirmation Certificate of Completion dated August 5, 2013.

2.5*	Stock Purchase Agreement dated August 1, 2013 between SMSA Ballinger Acquisition Corp. and Orsolya Peresztegi.

3.1*	Agreement and Plan of Merger by and between Senior Management Services of Heritage Oaks at Ballinger, Inc. and SMSA Ballinger Acquisition Corp. dated October 4, 2011.

3.2*	Articles of Merger as filed with the Secretary of State of the State of Nevada on October 18, 2011.

3.3*	Certificate of Merger as filed with the Secretary of State of the State of Texas on October 18, 2011.

3.4*	Articles of Incorporation of SMSA Ballinger Acquisition Corp.

3.5*	Bylaws of SMSA Ballinger Acquisition Corp.

4.1*	Form of common stock certificate.

10.1*	Distributor Agreement dated August 1, 2013 between Snotarator LLC and SMSA Ballinger Acquisition Corp

10.2*	Letter Agreement dated April 15, 2014 between HFG Consulting LLC and SMSA Ballinger Acquisition Corp.

16.1*
Letter from Goldman Accounting Services CPA PLLC dated August 4, 2014 addressed to SEC regarding Goldman’s concurrence with the Registrant’s statements in this registration statement regarding the Registrant’s change in certifying accountants.

_________________

*Filed herewith